Exhibit 99.2

americold®

EARNINGS RELEASE & FINANCIAL SUPPLEMENT

THIRD QUARTER 2026

americold

Financial Supplement | Third Quarter 2026

Financial Supplement | Third Quarter 2026

Corporate Profile
Americold (NYSE: COLD) is a global leader in temperature-controlled logistics and real estate, supporting the safe, efficient movement of food worldwide. With 208 operating facilities across North America, Europe, Asia-Pacific, and South America totaling approximately 1.2 billion refrigerated cubic feet—we connect producers, processors, distributors, and retailers. Leveraging deep industry expertise, advanced technology, and sustainable practices, Americold delivers reliable cold storage and transportation solutions that create lasting value for customers and communities.
We also have a minority interest in two joint ventures: RSA Cold Holdings Limited (the “RSA joint venture”), which operates 2 temperature-controlled warehouses in Dubai, and Americold-EQT Cold Storage Partnership, LLC (the “EQT JV”), in which we hold a 30% equity interest, which owns 12 temperature-controlled warehouse facilities in North America.
Corporate Headquarters
10 Glenlake Parkway, Suite 600, South Tower
Atlanta, Georgia 30328
Telephone: 678-441-1400
Website: www.americold.com
Senior Management
Robert S. Chambers: Chief Executive Officer and Director
Christopher J. Papa: Chief Financial Officer and Executive Vice President
M. Bryan Verbarendse: President, Americas
Richard C. Winnall: President, International
Nathan H. Harwell: Chief Legal and People Officer and Executive Vice President
R. Scott Henderson: Chief Investment Officer and Executive Vice President
Anita Nanda: Chief Technology and Solutions Officer and Executive Vice President
Robert E. Harris, Jr.: Chief Accounting Officer and Senior Vice President

Board of Directors
Mark R. Patterson: Chairman of the Board of Directors
Kelly H. Barrett: Director
Robert L. Bass: Director
Robert S. Chambers: Chief Executive Officer and Director
Antonio F. Fernandez: Director
Pamela K. Kohn: Director
David J. Neithercut: Director
Andrew P. Power: Director
Joseph E. Reece: Director
Stephen R. Sleigh: Director
Investor Relations
To request more information or to be added to our e-mail distribution list, please visit the investors section of our website: www.americold.com
Investor Relations
Telephone: 678-459-1959
Email: investor.relations@americold.com

Financial Supplement | Third Quarter 2026

Analyst Coverage

Firm	Analyst Name	Contact	Email
Baird Equity Research	Nicholas Thillman	414-298-5053	nthillman@rwbaird.com
Bank of America Merrill Lynch	Samir Khanal	646-855-1497	samir.khanal@bofa.com
Barclays	Brendan Lynch	212-526-9428	brendan.lynch@barclays.com
BNP Paribas Exane Research	Nate Crossett	646-725-3716	nate.crossett@exanebnpparibas.com
Citi	Craig Mailman	212-816-4471	craig.mailman@citi.com
Compass Point Research	Rob Simone	201-355-6813	rsimone@compasspointllc.com
Evercore ISI	Steve Sakwa/ Michael Griffin	212-446-9462 / 212-752-0886	steve.sakwa@evercoreisi.com / michael.griffin@evercoreisi.com
Green Street Advisors	Vince Tibone	949-640-8780	vtibone@greenstreet.com
J.P. Morgan	Michael W. Mueller	212-622-6689	michael.w.mueller@jpmorgan.com
KeyBanc	Todd Thomas	917-368-2286	tthomas@key.com
Morningstar Research Services	Austin Taggart	872-371-4209	austin.taggart@morningstar.com
Piper Sandler	Alexander Goldfarb	212-466-7937	alexander.goldfarb@psc.com
RBC	Michael Carroll	440-715-2649	michael.carroll@rbccm.com
Scotiabank	Viktor Fediv	212-225-6411	viktor.fediv@scotiabank.com
Truist	Michael R. Lewis	212-319-5659	michael.r.lewis@truist.com
UBS	Michael Goldsmith	212-713-2951	michael.goldsmith@ubs.com
Wells Fargo Securities	Blaine Heck	410-662-2556	blaine.heck@wellsfargo.com
Wolfe Research	Andy Liu	646-582-9257	aliu@wolferesearch.com
Stock Listing Information
The shares of Americold Realty Trust, Inc. are traded on the New York Stock Exchange under the symbol “COLD”.
Credit Ratings

DBRS Morningstar
Credit Rating:	BBB	(Stable Trend)

Fitch
Issuer Default Rating:	BBB	(Stable Outlook)

Moody’s
Issuer Rating:	Baa3	(Stable Outlook)
These credit ratings may not reflect the potential impact of risks relating to the structure or trading of the Company’s securities and are provided solely for informational purposes. Credit ratings are not recommendations to buy, hold or sell any security, and may be revised or withdrawn at any time by the issuing rating agency at its sole discretion. The Company does not undertake any obligation to maintain the ratings or to advise of any change in ratings. Each agency’s rating should be evaluated independently of any other agency’s rating. An explanation of the significance of the ratings may be obtained from each of the rating agencies.

Financial Supplement | Third Quarter 2026

AMERICOLD ANNOUNCES THIRD QUARTER 2026 RESULTS
Delivered Year-Over-Year Revenue and NOI Growth amid Continued Industry Stabilization

Strengthened Balance Sheet with $1.15 Billion Reduction in Outstanding Debt

Adjusted FFO Per Share of $0.35 and Second Consecutive Increase in Full-Year Outlook

Atlanta, GA, November 5, 2026 - Americold Realty Trust, Inc. (NYSE: COLD) (the “Company”), a global leader in temperature-controlled logistics, ensuring safe, efficient food movement worldwide, today announced financial and operating results for the third quarter ended September 30, 2026.

"A combination of best-in-class execution and continued industry stabilization allowed us to deliver another strong quarter of operating and financial performance,” said Rob Chambers, CEO of Americold. “Ongoing gains in occupancy, throughput and pricing, along with lower SG&A from our cost savings initiatives, contributed to year-over-year growth in revenue and NOI as well as AFFO of $0.35 per share for the quarter. These results reflect how the disciplined execution and operational focus we have emphasized throughout the year are translating into stronger performance across the business.”

"Beyond our financial performance, we continued to deliver tangible progress against our five strategic priorities, further strengthening our operating and financial foundation. A significant achievement during the quarter was the closing of our joint venture with EQT. The transaction enabled us to reduce our outstanding debt by $1.15 billion, reducing net leverage ratio by a full turn and significantly strengthening our balance sheet and financial flexibility. This partnership highlights the quality and attractiveness of our mission-critical assets, while establishing a development partner to support future growth opportunities."

“While the operating environment remains challenging, our efforts are yielding visible results, and we have seen a multi-quarter improvement in key metrics across the business. Based on the consistency of our execution, we are increasing our full-year AFFO outlook to a range of $1.31 to $1.33 per share. Our team remains focused on delivering against our commitments, and we believe the progress reflected in our results demonstrates the long-term value that can be created as we continue to execute on our key strategic priorities.”

Third Quarter 2026 Highlights
•Total revenues of $691.6 million, a 4.2% increase from $663.7 million in Q3 2025 and an increase of 3.3% on a constant currency basis.
•Net income of $683.4 million, or $2.38 per diluted share, as compared to a net loss of $0.04 per diluted share in Q3 2025 primarily due to a one-time gain recognized during Q3 2026 related to the formation of the EQT JV.
•Global Warehouse segment same store revenues increased 5.7% on an actual basis and increased 4.9% on a constant currency basis as compared to Q3 2025.
•Global Warehouse same store services margin increased to 15.9% in Q3 2026 from 13.6% in Q3 2025.
•Global Warehouse segment same store NOI increased 6.0%, or 5.5% on a constant currency basis, as compared to Q3 2025.
•Adjusted FFO of $101.3 million, or $0.35 per diluted share, consistent with Q3 2025 Adjusted FFO per diluted share of $0.35.
•Core EBITDA of $159.4 million increased 7.5% in Q3 2026 from Q3 2025, with a 6.9% increase on a constant currency basis.
•Core EBITDA margin of 23.0%, increased from 22.3% in Q3 2025.

Financial Supplement | Third Quarter 2026

2026 Outlook
The table below includes the details of our annual guidance as of November 5, 2026 which have been updated to include the projected impacts of the joint venture which closed on August 31, 2026. The Company’s guidance is provided for informational purposes based on current plans and assumptions and is subject to change. The ranges for these metrics do not include the impact of acquisitions, dispositions, or capital markets activity beyond that which has been previously announced.

As of
	11/5/2026	8/6/2026
Warehouse segment same store revenues (constant currency)	$2.06B - $2.10B	$2.03B - $2.09B
Warehouse segment same store NOI (constant currency)	$680M - $700M	$660M - $695M
Total Company NOI (constant currency)	$800M - $830M	$775M - $815M
Total selling, general and administrative expense (guidance is inclusive of approximately $228M - $233M of core SG&A, $23M - $24M of share-based compensation expense, and $8M - $10M of Project Orion deferred costs amortization)	$260M - $265M	$250M - $260M
Core EBITDA	$585M - $610M	$570M - $600M
Interest expense	$155M - $160M	$155M - $160M
Current income tax expense, excluding impact of EQT Joint Venture	$7M - $9M	$7M - $9M
Total maintenance capital expenditures	$60M - $70M	$60M - $70M
Adjusted FFO per share	$1.31 - $1.33	$1.26 - $1.32

We are not able to provide forward-looking guidance for certain financial data that would make a reconciliation from the most comparable GAAP measure to the non-GAAP financial measure for forward-looking Warehouse Segment Same Store Revenues and NOI, Total Company NOI, Core EBITDA, and Adjusted FFO per share without unreasonable effort. This is due to the unpredictable nature of relevant reconciling items from factors such as acquisitions, divestitures, impairments, natural disaster events, restructurings, debt issuances that have not yet occurred, or other events that are out of our control and cannot be forecasted. The impact of such adjustments could be significant.

Financial Supplement | Third Quarter 2026

Investor Webcast and Conference Call
The Company will hold a webcast and conference call on Thursday, November 5, 2026 at 8:00 a.m. Eastern Time to discuss its third quarter 2026 results. A live webcast of the call will be available via the Investors section of Americold Realty Trust’s website at www.americold.com. To listen to the live webcast, please go to the site at least fifteen minutes prior to the scheduled start time in order to register, download and install any necessary audio software. Shortly after the call, a replay of the webcast will be available for 90 days on the Company’s website.
The conference call can also be accessed by dialing 1-844-826-3035 or 1-412-317-5195. The telephone replay can be accessed by dialing 1-844-512-2921 or 1-412-317-6671 and providing the conference ID#10212104. The telephone replay will be available starting shortly after the call until November 19, 2026.
The Company’s supplemental package will be available prior to the conference call in the Investors section of the Company’s website at http://ir.americold.com.
During the conference call, the Company may discuss and answer questions concerning business and financial developments and trends that have occurred after quarter-end. The Company’s responses to questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been disclosed previously.
Third Quarter 2026 Total Company Financial Results
As of January 1, 2026, the Company's former Third-Party Managed reportable segment has been included in the Warehouse reportable segment. All prior period comparative financial information has been recast to reflect the revised segment structure. On August 31, 2026, the Company closed its previously announced joint venture with EQT's Active Core Infrastructure fund, Americold-EQT Cold Storage Partnership, LLC (the "EQT JV"). The Company retained a 30% interest and serves as the day-to-day property manager.
Total revenues for the third quarter of 2026 were $691.6 million, a 4.2% increase from $663.7 million in the same quarter of the prior year, primarily due to an increase in Transportation services revenues, $13.1 million of Joint venture related management fee and reimbursed costs associated with the recent formation of the EQT JV, and favorable foreign exchange movements, partially offset by the impact of the contribution of sites in the Global Warehouse segment to the EQT JV.
For the third quarter of 2026, Global Warehouse segment revenues (excluding results of sites contributed to the EQT JV) were $569.4 million, an increase of $12.1 million, or 2.2% on an actual basis, and an increase of 1.5% on a constant currency basis. The increase was principally driven by a 2.9% increase in Warehouse services revenue on a constant currency basis.
Global Warehouse (excluding results of sites contributed to the EQT JV) segment contribution (“NOI”) was $182.5 million for the third quarter of 2026, as compared to $171.7 million for the third quarter of 2025, an increase of $10.8 million, or 6.3% on an actual basis and an increase of 5.8% on a constant currency basis. Global Warehouse segment margin (excluding results of sites contributed to the EQT JV) was 32.1% for the third quarter of 2026, a 130 basis point increase compared to the third quarter of 2025. The increase in NOI for the Global Warehouse segment (excluding results of sites contributed to the EQT JV) was primarily driven by the increase in Warehouse services revenue noted above.
Total NOI for the third quarter of 2026 (excluding any joint venture related revenue and associated costs) was $213.7 million, an increase of 4.2% from the same quarter of the prior year. This increase was related to an increase from both the Global Warehouse and Transportation segments.
For the third quarter of 2026, the Company reported a net income of $683.4 million, or a net income of $2.38 per diluted share, compared to a net loss of $11.4 million, or a net loss of $0.04 per diluted share, for the comparable quarter of the prior year. This increase was principally driven by a $714.1 million Gain on contribution of real estate assets, net of tax, associated with the formation of the EQT JV during the third quarter of 2026. The Company also benefited from overall lower Selling, general, and administrative costs, a $12.1 million net gain on the sale of real estate, offset by an increase in Interest expense and Depreciation and amortization.

Financial Supplement | Third Quarter 2026

Adjusted Core EBITDA was $161.8 million for the third quarter of 2026, compared to $148.5 million for the comparable quarter of the prior year.
For the third quarter of 2026, Core FFO was $66.9 million, or $0.23 per diluted share, compared to $81.7 million, or $0.29 per diluted share, for the third quarter of 2025.
For the third quarter of 2026, Adjusted FFO was $101.3 million, or $0.35 per diluted share, compared to $100.7 million, or $0.35 per diluted share, for the third quarter of 2025.
Please see the Company’s supplemental financial information for the definitions and reconciliations of non-GAAP financial measures to the most comparable GAAP financial measures.
Balance Sheet Activity and Liquidity
As of September 30, 2026, the Company had total liquidity of approximately $950.4 million, including cash and available capacity on its revolving credit facility and outstanding letters of credit. Total net debt outstanding was approximately $3.3 billion (inclusive of approximately $219.8 million of financing leases/sale lease-backs and exclusive of unamortized deferred financing fees). Unsecured debt comprises 93.4% of the Company’s total debt as of September 30, 2026. At quarter end, net debt to pro forma Core EBITDA (based on trailing twelve months pro forma Core EBITDA) was approximately 6.2x. Including the Company's proportionate share of net debt and trailing twelve months pro forma Core EBITDA from its partially owned entities, net debt to pro forma Adjusted Core EBITDA was approximately 6.3x. The Company’s unsecured debt has a remaining weighted average term of 5.0 years, inclusive of extensions that the Company has the option to utilize, and carries a weighted average contractual interest rate of 4.0%. As of September 30, 2026, approximately 86.6% of the Company’s total debt outstanding was at a fixed rate, inclusive of hedged variable-rate for fixed-rate debt.
Dividend
On August 26, 2026, the Company’s Board of Directors declared a dividend of $0.23 per share for the third quarter of 2026, which was paid on October 15, 2026, to common stockholders of record as of September 30, 2026.

Financial Supplement | Third Quarter 2026

About the Company
Americold (NYSE: COLD) is a global leader in temperature-controlled logistics and real estate, supporting the safe, efficient movement of food worldwide. With 208 operating facilities across North America, Europe, Asia-Pacific, and South America totaling approximately 1.2 billion refrigerated cubic feet—we connect producers, processors, distributors, and retailers. Leveraging deep industry expertise, advanced technology, and sustainable practices, Americold delivers reliable cold storage and transportation solutions that create lasting value for customers and communities.
We also have a minority interest in two joint ventures: RSA Cold Holdings Limited (the “RSA joint venture”), which operates 2 temperature-controlled warehouses in Dubai, and Americold-EQT Cold Storage Partnership, LLC (the “EQT JV”), in which we hold a 30% equity interest, which owns 12 temperature-controlled warehouse facilities in North America.
Non-GAAP Measures
We use the following non-GAAP financial measures as supplemental performance measures of our business: NAREIT FFO, Core FFO, Adjusted FFO, NAREIT EBITDAre, Core EBITDA, Adjusted Core EBITDA, Core EBITDA margin, Net Debt to Pro Forma Core EBITDA, Net Debt to Pro Forma Core EBITDA - including our proportional share of the partially owned entities, segment contribution (NOI) and margin, same store revenues and NOI, certain constant currency metrics, total enterprise value, and maintenance capital expenditures. Definitions of these non-GAAP metrics are included in our quarterly financial supplement, and reconciliations of these non-GAAP measures to their most comparable US GAAP metrics are included herein. Each of the non-GAAP measures included in this press release has limitations as an analytical tool and should not be considered in isolation or as a substitute for an analysis of the Company’s results calculated in accordance with GAAP. In addition, because not all companies use identical calculations, the Company’s presentation of non-GAAP measures in this press release may not be comparable to similarly titled measures disclosed by other companies, including other REITs. We are not able to provide forward-looking guidance for certain financial data that would make a reconciliation from the most comparable GAAP measure to the non-GAAP financial measure for forward-looking Warehouse Segment Same Store Revenues and NOI, Total Company NOI, Core EBITDA, and Adjusted FFO per share without unreasonable effort. This is due to the unpredictable nature of relevant reconciling items from factors such as acquisitions, divestitures, impairments, natural disaster events, restructurings, debt issuances that have not yet occurred, or other events that are out of our control and cannot be forecasted. The impact of such adjustments could be significant.
Forward-Looking Statements

This press release contains statements about future events and expectations that constitute forward-looking statements. Forward-looking statements are based on our beliefs, assumptions and expectations of our future financial and operating performance and growth plans, taking into account the information currently available to us. These statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties that may cause our actual results to differ materially from the expectations of future results we express or imply in any forward-looking statements, and you should not place undue reliance on such statements. Factors that could contribute to these differences include the following: failure to execute on growth strategies and opportunities; geopolitical conflicts, including the ongoing conflicts in the Middle East, and any related or resulting disruptions, including increasing energy costs; rising inflationary pressures, increased interest rates and operating costs; national, international, regional and local economic conditions, including impacts and uncertainty from trade disputes and tariffs on goods imported to the United States and goods exported to other countries; periods of economic slowdown or recession; labor and power costs; labor shortages; our relationship with our associates, the occurrence of any work stoppages or any disputes under our collective bargaining agreements and employment related litigation; the impact of supply chain disruptions; risks related to rising construction costs; risks related to expansions of existing properties and developments of new properties, including failure to meet budgeted or stabilized returns within expected time frames, or at all, or the impairment of any of our properties; uncertainty of revenues, given the nature of our customer contracts; acquisition risks, including the failure to identify or complete attractive acquisitions or failure to realize the intended benefits from our recent acquisitions; risks related to any failure to achieve the anticipated benefits, synergies or returns from the EQT JV, including as a result of unanticipated costs or liabilities, difficulties in integrating joint venture operations, or the failure of the joint venture to perform in accordance with our expectations; difficulties in expanding our operations into new markets and products; uncertainties and risks related to public health crises; a failure of our information technology systems, systems conversions and integrations, cybersecurity attacks or a breach of our information security systems, networks or processes; risks related to the implementation of the new ERP system; risks related to defaults or non-renewals of significant customer contracts; risks related to privacy and data security concerns, and data collection and transfer restrictions and related foreign regulations; changes in applicable governmental regulations and tax legislation; risks related to current and potential

Financial Supplement | Third Quarter 2026

international operations and properties; actions by our competitors and their increasing ability to compete with us; changes in foreign currency exchange rates; the potential liabilities, costs and regulatory impacts associated with our in-house trucking services and the potential disruptions associated with our use of third-party trucking service providers for transportation services to our customers; liabilities as a result of our participation in multi-employer pension plans; risks related to the partial ownership of properties, including our JV investments; risks related to natural disasters; adverse economic or real estate developments in our geographic markets or the temperature-controlled warehouse industry; changes in real estate and zoning laws and increases in real property tax rates; general economic conditions; risks associated with the ownership of real estate generally and temperature-controlled warehouses in particular; possible environmental liabilities; uninsured losses or losses in excess of our insurance coverage; financial market fluctuations; our failure to obtain necessary outside financing on attractive terms, or at all; risks related to, or restrictions contained in, our debt financings; decreased storage rates or increased vacancy rates; the potential dilutive effect of our common stock offerings; the cost and time requirements as a result of our operation as a publicly traded REIT; and our failure to maintain our status as a REIT.
Words such as “anticipates,” “believes,” “continues,” “estimates,” “expects,” “goal,” “objectives,” “intends,” “may,” “opportunity,” “plans,” “potential,” “near-term,” “long-term,” “projections,” “assumptions,” “projects,” “guidance,” “forecasts,” “outlook,” “target,” “trends,” “should,” “could,” “would,” “will” and similar expressions are intended to identify such forward-looking statements, although not all forward-looking statements may contain such words. Examples of forward-looking statements included in this press release include, but are not limited to, those regarding our 2026 outlook, and statements about the EQT JV. We qualify any forward-looking statements entirely by these cautionary factors. Other risks, uncertainties and factors, including those discussed under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2025, and other reports filed with the Securities and Exchange Commission, could cause our actual results to differ materially from those projected in any forward-looking statements we make. We assume no obligation to update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future except to the extent required by law.

Contacts:
Americold Realty Trust, Inc.
Investor Relations
Telephone: 678-459-1959
Email: investor.relations@americold.com

Financial Supplement | Third Quarter 2026

Third Quarter 2026 Global Warehouse Segment Results
As of January 1, 2026, the Company's former Third-Party Managed reportable segment has been included in the Warehouse reportable segment. All prior period comparative financial information has been recast to reflect the revised segment structure. The Company's Third-Party Managed sites are included within the same store warehouse pool. The following tables present revenues, contribution (NOI), margins, and certain operating metrics for our global, same store, and non-same store warehouses for the three and nine months ended September 30, 2026 and 2025. The following tables exclude results for sites contributed to the EQT JV. See page 33 for a reconciliation of results to total warehouse results (including results of sites contributed to the EQT JV on August 31, 2026).

	Three Months Ended September 30,			Change
Dollars and units in thousands, except per pallet data	2026 Actual	2026 Constant Currency(1)	2025 Actual	Actual	Constant Currency

TOTAL WAREHOUSE - Excluding EQT JV
Global Warehouse revenues(2):
Rent and storage	$235,184	$234,541	$235,288	—%	(0.3)%
Warehouse services(3)	334,177	331,170	321,942	3.8%	2.9%
Total Warehouse revenues	$569,361	$565,711	$557,230	2.2%	1.5%
Global Warehouse cost of operations(2)(3):
Power	42,568	42,588	39,754	7.1%	7.1%
Other facilities costs(4)(5)	58,059	57,856	58,338	(0.5)%	(0.8)%
Labor	240,709	238,186	238,143	1.1%	—%
Other services costs(4)(6)	45,517	45,444	49,260	(7.6)%	(7.7)%
Total Warehouse segment cost of operations	$386,853	$384,074	$385,495	0.4%	(0.4)%

Global Warehouse contribution (NOI)	$182,508	$181,637	$171,735	6.3%	5.8%
Rent and storage contribution (NOI)(7)	$134,557	$134,097	$137,196	(1.9)%	(2.3)%
Services contribution (NOI)(8)	$47,951	$47,540	$34,539	38.8%	37.6%
Global Warehouse margin	32.1%	32.1%	30.8%	130 bps	130 bps
Rent and storage margin(9)	57.2%	57.2%	58.3%	-110 bps	-110 bps
Warehouse services margin(10)	14.3%	14.4%	10.7%	360 bps	370 bps

Global Warehouse rent and storage metrics:
Average economic occupied pallets(11)	3,639	n/a	3,698	(1.6)%	n/a
Average physical occupied pallets(12)	3,233	n/a	3,151	2.6%	n/a
Average physical pallet positions(12)	4,745	n/a	5,092	(6.8)%	n/a
Economic occupancy percentage(11)	76.7%	n/a	72.6%	410 bps	n/a
Physical occupancy percentage(12)	68.1%	n/a	61.9%	620 bps	n/a
Total rent and storage revenues per average economic occupied pallet	$64.63	$64.45	$63.63	1.6%	1.3%
Total rent and storage revenues per average physical occupied pallet	$72.74	$72.55	$74.67	(2.6)%	(2.8)%
Global Warehouse services metrics:
Throughput pallets(3)	8,478	n/a	8,317	1.9%	n/a
Total warehouse services revenues per throughput pallet	$39.42	$39.06	$38.71	1.8%	0.9%
(1)The adjustments from our U.S. GAAP operating results to calculate our operating results on a constant currency basis are the effect of changes in foreign currency exchange rates relative to the comparable prior period.
(2)Rent, storage, and warehouse services revenues do not include the financial results of certain warehouses that are classified as held for sale. Rent, storage, and warehouse services cost of operations do not include the financial results of certain warehouses that are considered held for sale, idle, or closed due to an intention to exit. The operational results for these sites are recognized within Transactions, strategic initiatives and other costs, net.
(3)Prior period Warehouse segment financial results and related metrics have been recast to include the Company’s former Third-Party Managed reportable segment. The former Third-Party Managed services revenues are now included within Warehouse services revenues.
(4)Certain immaterial prior period amounts have been reclassified to conform to the current period presentation.
(5)Includes real estate rent expense of $6.4 million and $7.4 million for the three months ended September 30, 2026 and 2025, respectively.
(6)Includes non-real estate rent expense (equipment lease and rentals) of $1.2 million and $2.7 million for the three months ended September 30, 2026 and 2025, respectively. Prior period non-real estate rent expense has been recast for the inclusion of Third-Party Managed sites.
(7)Calculated as warehouse rent and storage revenues less power and other facilities costs.
(8)Calculated as warehouse services revenues less labor and other services costs.
(9)Calculated as warehouse rent and storage contribution (NOI) divided by warehouse rent and storage revenues.
(10)Calculated as warehouse services contribution (NOI) divided by warehouse services revenues.
(11)We define average economic occupied pallets as the sum of the average number of physically occupied pallets and otherwise contractually committed pallets for a given period, without duplication. Economic occupancy percentage is calculated by dividing the average economic occupied pallets by the estimated average of total physical pallet positions in our warehouses, regardless of whether they are occupied, for the applicable period.
(12)We define average physical occupied pallets as the average number of physically occupied pallet positions in our warehouses for the applicable period. Average physical pallet positions is defined as the average number of estimated pallet positions available for storage (also referred to as pallet capacity) within our warehouses for the applicable period. Physical occupancy percentage is calculated by dividing the average number of physically occupied pallets by the estimated average of total physical pallet positions in our warehouses for the applicable period.
(n/a = not applicable)

Financial Supplement | Third Quarter 2026

	Three Months Ended September 30,			Change
Dollars and units in thousands, except per pallet data	2026 Actual	2026 Constant Currency(1)	2025 Actual	Actual	Constant Currency

SAME STORE WAREHOUSE - Excluding EQT JV
Number of same store warehouses(2)	194		194
Same store revenues(3):
Rent and storage	$221,823	$221,043	$214,073	3.6%	3.3%
Warehouse services(4)	324,518	321,529	302,938	7.1%	6.1%
Total same store revenues	$546,341	$542,572	$517,011	5.7%	4.9%
Same store cost of operations(3)(4):
Power	39,151	39,117	34,643	13.0%	12.9%
Other facilities costs(5)	53,308	53,093	49,932	6.8%	6.3%
Labor	229,589	227,045	219,060	4.8%	3.6%
Other services costs(5)	43,360	43,264	42,672	1.6%	1.4%
Total same store cost of operations	$365,408	$362,519	$346,307	5.5%	4.7%

Same store contribution (NOI)	$180,933	$180,053	$170,704	6.0%	5.5%
Same store rent and storage contribution (NOI)(6)	$129,364	$128,833	$129,498	(0.1)%	(0.5)%
Same store services contribution (NOI)(7)	$51,569	$51,220	$41,206	25.1%	24.3%
Same store margin	33.1%	33.2%	33.0%	10 bps	20 bps
Same store rent and storage margin(8)	58.3%	58.3%	60.5%	-220 bps	-220 bps
Same store services margin(9)	15.9%	15.9%	13.6%	230 bps	230 bps

Same store rent and storage metrics:
Average economic occupied pallets(10)	3,524	n/a	3,453	2.1%	n/a
Average physical occupied pallets(11)	3,145	n/a	2,953	6.5%	n/a
Average physical pallet positions(11)	4,490	n/a	4,517	(0.6)%	n/a
Economic occupancy percentage(10)	78.5%	n/a	76.4%	210 bps	n/a
Physical occupancy percentage(11)	70.0%	n/a	65.4%	460 bps	n/a
Same store rent and storage revenues per average economic occupied pallet	$62.95	$62.73	$62.00	1.5%	1.2%
Same store rent and storage revenues per average physical occupied pallet	$70.53	$70.28	$72.49	(2.7)%	(3.0)%
Same store services metrics:
Throughput pallets(4)	8,243	n/a	7,916	4.1%	n/a
Same store warehouse services revenues per throughput pallet	$39.37	$39.01	$38.27	2.9%	1.9%
(1)The adjustments from our U.S. GAAP operating results to calculate our operating results on a constant currency basis are the effect of changes in foreign currency exchange rates relative to the comparable prior period.
(2)Sites are removed from the site count if the executive leadership team has approved the exit and the site is vacant as of period end or if the site is held for sale.
(3)Rent, storage, and warehouse services revenues do not include the financial results of warehouses that are classified as held for sale. Rent, storage, and warehouse services cost of operations do not include the financial results of warehouses that are considered held for sale, idle, or closed due to an intention to exit. The operational results for these sites are recognized within Transactions, strategic initiatives and other costs, net.
(4)Prior period Warehouse segment financial results and related metrics have been recast to include the Company’s former Third-Party Managed reportable segment. The former Third-Party Managed services revenues are now included within Warehouse services revenues.
(5)Certain immaterial prior period amounts have been reclassified to conform to the current period presentation.
(6)Calculated as same store rent and storage revenues less same store power and other facilities costs.
(7)Calculated as same store warehouse services revenues less same store labor and other services costs.
(8)Calculated as same store rent and storage contribution (NOI) divided by same store rent and storage revenues.
(9)Calculated as same store services contribution (NOI) divided by same store services revenues.
(10)We define average economic occupied pallets as the sum of the average number of physically occupied pallets and otherwise contractually committed pallets for a given period, without duplication. Economic occupancy percentage is calculated by dividing the average economic occupied pallets by the estimated average of total physical pallet positions in our warehouses, regardless of whether they are occupied, for the applicable period.
(11)We define average physical occupied pallets as the average number of physically occupied pallet positions in our warehouses for the applicable period. Average physical pallet positions is defined as the average number of estimated pallet positions available for storage (also referred to as pallet capacity) within our warehouses for the applicable period. Physical occupancy percentage is calculated by dividing the average number of physically occupied pallets by the estimated average of total physical pallet positions in our warehouses for the applicable period.
(n/a = not applicable)

Financial Supplement | Third Quarter 2026

	Three Months Ended September 30,			Change
Dollars and units in thousands, except per pallet data	2026 Actual	2026 Constant Currency(1)	2025 Actual	Actual	Constant Currency

NON-SAME STORE WAREHOUSE -Excluding EQT JV
Number of non-same store warehouses(2)	14		27
Non-same store revenues(3):
Rent and storage	$13,361	$13,498	$21,215	n/r	n/r
Warehouse services	9,659	9,641	19,004	n/r	n/r
Total non-same store revenues	$23,020	$23,139	$40,219	n/r	n/r
Non-same store cost of operations(3):
Power	3,417	3,471	5,111	n/r	n/r
Other facilities costs	4,751	4,763	8,406	n/r	n/r
Labor	11,120	11,141	19,083	n/r	n/r
Other services costs	2,157	2,180	6,588	n/r	n/r
Total non-same store cost of operations	$21,445	$21,555	$39,188	n/r	n/r

Non-same store contribution (NOI)	$1,575	$1,584	$1,031	n/r	n/r
Non-same store rent and storage contribution (NOI)(4)	$5,193	$5,264	$7,698	n/r	n/r
Non-same store services contribution (NOI)(5)	$(3,618)	$(3,680)	$(6,667)	n/r	n/r

Non-same store rent and storage metrics:
Average economic occupied pallets(6)	115	n/a	245	n/r	n/a
Average physical occupied pallets(7)	88	n/a	198	n/r	n/a
Average physical pallet positions(7)	255	n/a	575	n/r	n/a
Economic occupancy percentage(6)	45.1%	n/a	42.6%	n/r	n/a
Physical occupancy percentage(7)	34.5%	n/a	34.4%	n/r	n/a
Non-same store rent and storage revenues per average economic occupied pallet	$116.18	$117.37	$86.59	n/r	n/r
Non-same store rent and storage revenues per average physical occupied pallet	$151.83	$153.39	$107.15	n/r	n/r
Non-same store services metrics:
Throughput pallets	235	n/a	401	n/r	n/a
Non-same store warehouse services revenues per throughput pallet	$41.10	$41.03	$47.39	n/r	n/r
(1)The adjustments from our U.S. GAAP operating results to calculate our operating results on a constant currency basis are the effect of changes in foreign currency exchange rates relative to the comparable prior period.
(2)As of September 30, 2026, the non-same store facility count consists of: 4 sites that are in the recently completed expansion and development phase, 1 facility that we purchased in 2025, 1 recently leased warehouse in Australia, 1 site currently under temporary construction, 3 sites held for sale, and 4 sites in the process of winding down operations. As of September 30, 2026, there are 2 sites in the development and expansion phase that will be added to the non-same store pool when operations commence. Sites are removed from the site count if the executive leadership team has approved the exit and the site is vacant as of period end or, generally, if the site is held for sale.
(3)Rent, storage, and warehouse services revenues do not include the financial results of certain warehouses that are classified as held for sale. Rent, storage, and warehouse services cost of operations do not include the financial results of certain warehouses that are considered held for sale, idle, or closed due to an intention to exit. The operational results for these sites are recognized within Transactions, strategic initiatives and other costs, net.
(4)Calculated as non-same store rent and storage revenues less non-same store power and other facilities costs.
(5)Calculated as non-same store warehouse services revenues less non-same store labor and other services costs.
(6)We define average economic occupied pallets as the sum of the average number of physically occupied pallets and otherwise contractually committed pallets for a given period, without duplication. Economic occupancy percentage is calculated by dividing the average economic occupied pallets by the estimated average of total physical pallet positions in our warehouses, regardless of whether they are occupied, for the applicable period.
(7)We define average physical occupied pallets as the average number of physically occupied pallet positions in our warehouses for the applicable period. Average physical pallet positions is defined as the average number of estimated pallet positions available for storage (also referred to as pallet capacity) within our warehouses for the applicable period. Physical occupancy percentage is calculated by dividing the average number of physically occupied pallets by the estimated average of total physical pallet positions in our warehouses for the applicable period.
(n/a = not applicable)
(n/r = not relevant)

Financial Supplement | Third Quarter 2026

	Nine Months Ended September 30,			Change
Dollars and units in thousands, except per pallet data	2026 Actual	2026 Constant Currency(1)	2025 Actual	Actual	Constant Currency

TOTAL WAREHOUSE - Excluding EQT JV
Global Warehouse revenues(2):
Rent and storage	$681,500	$676,013	$696,981	(2.2)%	(3.0)%
Warehouse services(3)	950,166	935,057	932,876	1.9%	0.2%
Total Warehouse revenues	$1,631,666	$1,611,070	$1,629,857	0.1%	(1.2)%
Global Warehouse cost of operations(2)(3):
Power	109,598	108,779	102,759	6.7%	5.9%
Other facilities costs(4)(5)	170,959	169,472	171,292	(0.2)%	(1.1)%
Labor	705,696	693,325	698,063	1.1%	(0.7)%
Other services costs(4)(6)	128,434	127,581	136,477	(5.9)%	(6.5)%
Total Warehouse segment cost of operations	$1,114,687	$1,099,157	$1,108,591	0.5%	(0.9)%

Global Warehouse contribution (NOI)	$516,979	$511,913	$521,266	(0.8)%	(1.8)%
Rent and storage contribution (NOI)(7)	$400,943	$397,762	$422,930	(5.2)%	(6.0)%
Services contribution (NOI)(8)	$116,036	$114,151	$98,336	18.0%	16.1%
Global Warehouse margin	31.7%	31.8%	32.0%	-30 bps	-20 bps
Rent and storage margin(9)	58.8%	58.8%	60.7%	-190 bps	-190 bps
Warehouse services margin(10)	12.2%	12.2%	10.5%	170 bps	170 bps

Global Warehouse rent and storage metrics:
Average economic occupied pallets(11)	3,588	n/a	3,736	(4.0)%	n/a
Average physical occupied pallets(12)	3,150	n/a	3,176	(0.8)%	n/a
Average physical pallet positions(12)	4,751	n/a	5,127	(7.3)%	n/a
Economic occupancy percentage(11)	75.5%	n/a	72.9%	260 bps	n/a
Physical occupancy percentage(12)	66.3%	n/a	61.9%	440 bps	n/a
Total rent and storage revenues per average economic occupied pallet	$189.94	$188.41	$186.56	1.8%	1.0%
Total rent and storage revenues per average physical occupied pallet	$216.35	$214.61	$219.45	(1.4)%	(2.2)%
Global Warehouse services metrics:
Throughput pallets(3)	24,531	n/a	24,767	(1.0)%	n/a
Total warehouse services revenues per throughput pallet	$38.73	$38.12	$37.67	2.8%	1.2%
(1)The adjustments from our U.S. GAAP operating results to calculate our operating results on a constant currency basis are the effect of changes in foreign currency exchange rates relative to the comparable prior period.
(2)Rent, storage, and warehouse services revenues do not include the financial results of certain warehouses that are classified as held for sale. Rent, storage, and warehouse services cost of operations do not include the financial results of certain warehouses that are considered held for sale, idle, or closed due to an intention to exit. The operational results for these sites are recognized within Transactions, strategic initiatives and other costs, net.
(3)Prior period Warehouse segment financial results and related metrics have been recast to include the Company’s former Third-Party Managed reportable segment. The former Third-Party Managed services revenues are now included within Warehouse services revenues.
(4)Certain immaterial prior period amounts have been reclassified to conform to the current period presentation.
(5)Includes real estate rent expense of $19.9 million and $21.3 million for the nine months ended September 30, 2026 and 2025, respectively.
(6)Includes non-real estate rent expense (equipment lease and rentals) of $4.7 million and $7.6 million for the nine months ended September 30, 2026 and 2025, respectively. Prior period non-real estate rent expense has been recast for the inclusion of Third-Party Managed sites.
(7)Calculated as warehouse rent and storage revenues less power and other facilities costs.
(8)Calculated as warehouse services revenues less labor and other services costs.
(9)Calculated as warehouse rent and storage contribution (NOI) divided by warehouse rent and storage revenues.
(10)Calculated as warehouse services contribution (NOI) divided by warehouse services revenues.
(11)We define average economic occupied pallets as the sum of the average number of physically occupied pallets and otherwise contractually committed pallets for a given period, without duplication. Economic occupancy percentage is calculated by dividing the average economic occupied pallets by the estimated average of total physical pallet positions in our warehouses, regardless of whether they are occupied, for the applicable period.
(12)We define average physical occupied pallets as the average number of physically occupied pallet positions in our warehouses for the applicable period. Average physical pallet positions is defined as the average number of estimated pallet positions available for storage (also referred to as pallet capacity) within our warehouses for the applicable period. Physical occupancy percentage is calculated by dividing the average number of physically occupied pallets by the estimated average of total physical pallet positions in our warehouses for the applicable period.
(n/a = not applicable)

Financial Supplement | Third Quarter 2026

	Nine Months Ended September 30,			Change
Dollars and units in thousands, except per pallet data	2026 Actual	2026 Constant Currency(1)	2025 Actual	Actual	Constant Currency

SAME STORE WAREHOUSE - Excluding EQT JV
Number of same store warehouses(2)	194		194
Same store revenues(3):
Rent and storage	$642,728	$636,408	$634,550	1.3%	0.3%
Warehouse services(4)	918,834	903,663	875,485	5.0%	3.2%
Total same store revenues	$1,561,562	$1,540,071	$1,510,035	3.4%	2.0%
Same store cost of operations(3)(4):
Power	101,218	100,214	90,848	11.4%	10.3%
Other facilities costs(5)	156,581	154,885	151,469	3.4%	2.3%
Labor	668,482	655,987	641,095	4.3%	2.3%
Other services costs(5)	121,237	120,224	116,019	4.5%	3.6%
Total same store cost of operations	$1,047,518	$1,031,310	$999,431	4.8%	3.2%

Same store contribution (NOI)	$514,044	$508,761	$510,604	0.7%	(0.4)%
Same store rent and storage contribution (NOI)(6)	$384,929	$381,309	$392,233	(1.9)%	(2.8)%
Same store services contribution (NOI)(7)	$129,115	$127,452	$118,371	9.1%	7.7%
Same store margin	32.9%	33.0%	33.8%	-90 bps	-80 bps
Same store rent and storage margin(8)	59.9%	59.9%	61.8%	-190 bps	-190 bps
Same store services margin(9)	14.1%	14.1%	13.5%	60 bps	60 bps

Same store rent and storage metrics:
Average economic occupied pallets(10)	3,481	n/a	3,483	(0.1)%	n/a
Average physical occupied pallets(11)	3,066	n/a	2,972	3.2%	n/a
Average physical pallet positions(11)	4,484	n/a	4,525	(0.9)%	n/a
Economic occupancy percentage(10)	77.6%	n/a	77.0%	60 bps	n/a
Physical occupancy percentage(11)	68.4%	n/a	65.7%	270 bps	n/a
Same store rent and storage revenues per average economic occupied pallet	$184.64	$182.82	$182.18	1.4%	0.4%
Same store rent and storage revenues per average physical occupied pallet	$209.63	$207.57	$213.51	(1.8)%	(2.8)%
Same store services metrics:
Throughput pallets(4)	23,861	n/a	23,448	1.8%	n/a
Same store warehouse services revenues per throughput pallet	$38.51	$37.87	$37.34	3.1%	1.4%
(1)The adjustments from our U.S. GAAP operating results to calculate our operating results on a constant currency basis are the effect of changes in foreign currency exchange rates relative to the comparable prior period.
(2)Sites are removed from the site count if the executive leadership team has approved the exit and the site is vacant as of period end or if the site is held for sale.
(3)Rent, storage, and warehouse services revenues do not include the financial results of warehouses that are classified as held for sale. Rent, storage, and warehouse services cost of operations do not include the financial results of warehouses that are considered held for sale, idle, or closed due to an intention to exit. The operational results for these sites are recognized within Transactions, strategic initiatives and other costs, net.
(4)Prior period Warehouse segment financial results and related metrics have been recast to include the Company’s former Third-Party Managed reportable segment. The former Third-Party Managed services revenues are now included within Warehouse services revenues.
(5)Certain immaterial prior period amounts have been reclassified to conform to the current period presentation.
(6)Calculated as same store rent and storage revenues less same store power and other facilities costs.
(7)Calculated as same store warehouse services revenues less same store labor and other services costs.
(8)Calculated as same store rent and storage contribution (NOI) divided by same store rent and storage revenues.
(9)Calculated as same store services contribution (NOI) divided by same store services revenues.
(10)We define average economic occupied pallets as the sum of the average number of physically occupied pallets and otherwise contractually committed pallets for a given period, without duplication. Economic occupancy percentage is calculated by dividing the average economic occupied pallets by the estimated average of total physical pallet positions in our warehouses, regardless of whether they are occupied, for the applicable period.
(11)We define average physical occupied pallets as the average number of physically occupied pallet positions in our warehouses for the applicable period. Average physical pallet positions is defined as the average number of estimated pallet positions available for storage (also referred to as pallet capacity) within our warehouses for the applicable period. Physical occupancy percentage is calculated by dividing the average number of physically occupied pallets by the estimated average of total physical pallet positions in our warehouses for the applicable period.
(n/a = not applicable)

Financial Supplement | Third Quarter 2026

	Nine Months Ended September 30,			Change
Dollars and units in thousands, except per pallet data	2026 Actual	2026 Constant Currency(1)	2025 Actual	Actual	Constant Currency

NON-SAME STORE WAREHOUSE -Excluding EQT JV
Number of non-same store warehouses(2)	14		27
Non-same store revenues(3):
Rent and storage	$38,772	$39,605	$62,431	n/r	n/r
Warehouse services	31,332	31,394	57,391	n/r	n/r
Total non-same store revenues	$70,104	$70,999	$119,822	n/r	n/r
Non-same store cost of operations(3):
Power	8,380	8,565	11,911	n/r	n/r
Other facilities costs	14,378	14,587	19,823	n/r	n/r
Labor	37,214	37,338	56,968	n/r	n/r
Other services costs	7,197	7,357	20,458	n/r	n/r
Total non-same store cost of operations	$67,169	$67,847	$109,160	n/r	n/r

Non-same store contribution (NOI)	$2,935	$3,152	$10,662	n/r	n/r
Non-same store rent and storage contribution (NOI)(4)	$16,014	$16,453	$30,697	n/r	n/r
Non-same store services contribution (NOI)(5)	$(13,079)	$(13,301)	$(20,035)	n/r	n/r

Non-same store rent and storage metrics:
Average economic occupied pallets(6)	107	n/a	253	n/r	n/a
Average physical occupied pallets(7)	84	n/a	204	n/r	n/a
Average physical pallet positions(7)	267	n/a	602	n/r	n/a
Economic occupancy percentage(6)	40.1%	n/a	42.0%	n/r	n/a
Physical occupancy percentage(7)	31.5%	n/a	33.9%	n/r	n/a
Non-same store rent and storage revenues per average economic occupied pallet	$362.36	$370.14	$246.76	n/r	n/r
Non-same store rent and storage revenues per average physical occupied pallet	$461.57	$471.49	$306.03	n/r	n/r
Non-same store services metrics:
Throughput pallets	670	n/a	1,319	n/r	n/a
Non-same store warehouse services revenues per throughput pallet	$46.76	$46.86	$43.51	n/r	n/r
(1)The adjustments from our U.S. GAAP operating results to calculate our operating results on a constant currency basis are the effect of changes in foreign currency exchange rates relative to the comparable prior period.
(2)As of September 30, 2026, the non-same store facility count consists of: 4 sites that are in the recently completed expansion and development phase, 1 facility that we purchased in 2025, 1 recently leased warehouse in Australia, 1 site currently under temporary construction, 3 sites held for sale, and 4 sites in the process of winding down operations. As of September 30, 2026, there are 2 sites in the development and expansion phase that will be added to the non-same store pool when operations commence. Sites are removed from the site count if the executive leadership team has approved the exit and the site is vacant as of period end or, generally, if the site is held for sale.
(3)Rent, storage, and warehouse services revenues do not include the financial results of certain warehouses that are classified as held for sale. Rent, storage, and warehouse services cost of operations do not include the financial results of certain warehouses that are considered held for sale, idle, or closed due to an intention to exit. The operational results for these sites are recognized within Transactions, strategic initiatives and other costs, net.
(4)Calculated as non-same store rent and storage revenues less non-same store power and other facilities costs.
(5)Calculated as non-same store warehouse services revenues less non-same store labor and other services costs.
(6)We define average economic occupied pallets as the sum of the average number of physically occupied pallets and otherwise contractually committed pallets for a given period, without duplication. Economic occupancy percentage is calculated by dividing the average economic occupied pallets by the estimated average of total physical pallet positions in our warehouses, regardless of whether they are occupied, for the applicable period.
(7)We define average physical occupied pallets as the average number of physically occupied pallet positions in our warehouses for the applicable period. Average physical pallet positions is defined as the average number of estimated pallet positions available for storage (also referred to as pallet capacity) within our warehouses for the applicable period. Physical occupancy percentage is calculated by dividing the average number of physically occupied pallets by the estimated average of total physical pallet positions in our warehouses for the applicable period.
(n/a = not applicable)
(n/r = not relevant)

Financial Supplement | Third Quarter 2026

Financial Information

Americold Realty Trust, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)
(In thousands, except shares and per share amounts)
	September 30, 2026	December 31, 2025
Assets
Property, buildings, and equipment:
Land	$778,170	$818,606
Buildings and improvements	4,322,321	4,798,286
Machinery and equipment	1,652,786	1,612,744
Assets under construction	541,670	756,798
	7,294,947	7,986,434
Accumulated depreciation	(2,652,326)	(2,641,241)
Property, buildings, and equipment – net	4,642,621	5,345,193

Operating leases - net	156,240	179,935
Financing leases - net	184,461	157,936

Cash, cash equivalents, and restricted cash	35,979	136,863
Accounts receivable - net of allowance of $16,818 and $16,396 at September 30, 2026 and December 31, 2025, respectively	386,657	368,521
Identifiable intangible assets – net	787,473	819,494
Goodwill	826,564	828,335
Investments in and advances to partially owned entities	168,735	39,231
Other assets	327,624	246,090
Total assets	$7,516,354	$8,121,598

Liabilities and Equity
Liabilities
Borrowings under revolving line of credit	$216,240	$332,111
Accounts payable and accrued expenses	577,511	574,059
Senior unsecured notes and term loans - net of deferred financing costs of $15,541 and $16,001 at September 30, 2026 and December 31, 2025, respectively	2,889,998	3,792,123
Sale-leaseback financing obligations	40,165	42,352
Financing lease obligations	179,645	152,262
Operating lease obligations	165,104	179,965
Unearned revenues	20,788	20,169
Deferred tax liability - net	167,676	98,591
Repurchase obligation	72,422	—
Other liabilities	101,368	7,953
Total liabilities	4,430,917	5,199,585

Equity
Stockholders' equity:
Common stock, $0.01 par value per share – 500,000,000 authorized shares; 285,518,624 and 284,871,943 shares issued and outstanding at September 30, 2026 and December 31, 2025, respectively	2,854	2,848
Paid-in capital	5,678,145	5,664,195
Accumulated deficit and distributions in excess of net earnings	(2,591,112)	(2,719,408)
Accumulated other comprehensive loss	(50,002)	(63,190)
Total stockholders’ equity	3,039,885	2,884,445
Noncontrolling interests	45,552	37,568
Total equity	3,085,437	2,922,013
Total liabilities and equity	$7,516,354	$8,121,598

Financial Supplement | Third Quarter 2026

Americold Realty Trust, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations (Unaudited)
(In thousands, except per share amounts)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Revenues:
Rent, storage, and warehouse services	$616,283	$615,822	$1,797,769	$1,803,460
Transportation services	62,217	47,843	173,491	139,933
Joint venture related management fee and reimbursed costs	13,058	—	13,058	—
Total revenues	691,558	663,665	1,984,318	1,943,393
Operating expenses:
Rent, storage, and warehouse services cost of operations	412,067	418,530	1,205,112	1,204,660
Transportation services cost of operations	52,750	40,107	144,269	116,201
Joint venture related reimbursed costs	11,597	—	11,597	—
Depreciation and amortization	105,666	88,023	300,257	267,467
Selling, general, and administrative	63,487	70,982	197,670	207,124
Transactions, strategic initiatives and other costs, net	32,208	29,052	81,123	77,692
Impairment of long-lived assets	4,623	77	314,195	5,303
Total operating expenses	682,398	646,771	2,254,223	1,878,447

Net (gain) loss from sale of real estate	(12,126)	143	(17,647)	(11,617)
Gain on contribution of real estate assets	(721,381)	—	(721,381)	—

Operating income	742,667	16,751	469,123	76,563

Other (expense) income:
Interest expense	(41,971)	(33,931)	(125,790)	(108,293)
Loss from investments in partially owned entities	(2,398)	(41)	(3,330)	(1,739)
Other, net	(1,240)	(477)	13,071	6,594
Income (loss) before income taxes	697,058	(17,698)	353,074	(26,875)

Income tax (expense) benefit:
Current income tax	(9,542)	(136)	(13,998)	(4,064)
Deferred income tax	3,020	6,385	(8,692)	4,567
Total income tax (expense) benefit	(6,522)	6,249	(22,690)	503

Net income (loss)	$690,536	$(11,449)	$330,384	$(26,372)
Net income (loss) attributable to noncontrolling interests	7,177	(83)	3,392	(165)
Net income (loss) attributable to Americold Realty Trust, Inc.	$683,359	$(11,366)	$326,992	$(26,207)

Weighted average common stock outstanding – basic	286,625	285,898	286,590	285,622
Weighted average common stock outstanding – diluted	287,670	285,898	287,188	285,622

Net income (loss) per common share - basic	$2.38	$(0.04)	$1.14	$(0.09)
Net income (loss) per common share - diluted	$2.38	$(0.04)	$1.14	$(0.09)

Financial Supplement | Third Quarter 2026

Americold Realty Trust, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)
(In thousands)
	Nine Months Ended September 30,
	2026	2025
Operating activities:
Net income (loss)	$330,384	$(26,372)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	300,257	267,467
Amortization of deferred financing costs and pension withdrawal liability	4,984	4,402
Project Orion deferred costs amortization	7,904	15,649
Gain from sale of partially owned entity	—	(2,420)
Loss from investments in partially owned entities	3,330	1,739
Stock-based compensation expense	19,865	25,855
Deferred income tax expense (benefit)	8,692	(4,567)
Provision for doubtful accounts receivable	3,551	3,666
Impairment of long-lived assets	314,195	5,303
Non-cash operating lease expenses	24,046	28,477
Net gain from sale of real estate	(17,647)	(11,617)
Gain on contribution of real estate assets	(721,381)	—
Changes in operating assets and liabilities:
Accounts receivable	(21,398)	21,019
Accounts payable and accrued expenses	11,654	(50,674)
Other assets	(21,782)	(25,307)
Other liabilities	854	—
Operating lease liabilities	(22,338)	(27,550)
Proceeds from settlement of treasury lock hedge transactions	—	1,292
Other, net	(904)	3,072
Net cash provided by operating activities	224,266	229,434
Investing activities:
Additions to property, buildings and equipment	(346,487)	(434,485)
Acquisitions of property, buildings, and equipment, net of cash acquired	(18,707)	—
Business combinations, net of cash acquired	—	(108,448)
Investments in and advances to partially owned entities and other	(1,711)	(19,693)
Proceeds from contribution of real estate assets	1,100,672	—
Proceeds from collection of advances to partially owned entities	23,388	—
Proceeds from sale of property, buildings, and equipment	78,111	25,457
Proceeds from sale of investments in partially owned entities	—	27,471
Payment for foreign currency exchange forwards settlement	—	(1,493)
Net cash provided by (used in) investing activities	835,266	(511,191)
Financing activities:
Distributions paid on common stock, restricted stock units and noncontrolling interests in OP	(198,898)	(195,727)
Proceeds from stock options exercised	2,389	2,810
Proceeds from employee stock purchase plan	—	1,577
Remittance of withholding taxes related to employee stock-based transactions	(1,799)	(3,431)
Proceeds from revolving line of credit	731,876	456,269
Repayment on revolving line of credit	(852,449)	(366,000)
Repayment of sale-leaseback financing obligations	(2,188)	(3,076)
Repayment of financing lease obligations	(38,210)	(24,311)
Payment of debt issuance costs	(11,087)	(4,713)
Proceeds from public senior unsecured notes offering	—	400,000
Repayment of senior unsecured notes	(200,000)	—
Proceeds from senior unsecured term loans	232,515	—
Repurchase obligation proceeds from partially owned entities	72,422	—
Repayment of senior unsecured term loans	(895,000)	—
Net cash (used in) provided by financing activities	(1,160,429)	263,398
Net decrease in cash, cash equivalents, and restricted cash	(100,897)	(18,359)
Effect of foreign currency translation on cash, cash equivalents and restricted cash	13	4,045
Cash, cash equivalents and restricted cash:
Beginning of period	136,863	47,652
End of period	$35,979	$33,338

Financial Supplement | Third Quarter 2026

Reconciliation of Net Income (Loss) to NAREIT FFO, Core FFO, and Adjusted FFO
(In thousands, except per share amounts)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Net income (loss)(1)	$690,536	$(11,449)	$330,384	$(26,372)
Adjustments:
Real estate related depreciation	58,578	54,214	179,331	165,105
Net (gain) loss from sale of real estate	(12,126)	143	(17,647)	(11,617)
Net loss on real estate related asset disposals	347	13	342	14
Impairment charges on certain real estate related assets	4,623	77	313,627	3,816
Our share of reconciling items related to partially owned entities	917	153	1,424	647
Gain on contribution of real estate assets, net of tax	(714,097)	—	(714,097)	—
NAREIT FFO	$28,778	$43,151	$93,364	$131,593
Adjustments:
Net (gain) loss on sale of non-real estate related assets	(368)	119	(94)	90
Transactions, strategic initiatives and other costs, net	32,208	29,052	81,123	77,692
Impairment of long-lived assets (excluding certain real estate related assets)	—	—	568	1,487
Loss (gain) on debt extinguishment and termination of derivative instruments, net	538	—	(5,319)	—
Foreign currency exchange loss (gain)	1,570	647	(3,038)	676
Project Orion deferred costs amortization	2,715	8,778	7,904	15,649
Our share of reconciling items related to partially owned entities	1,473	—	1,473	145
Gain from sale of partially owned entity	—	—	—	(2,420)
Core FFO	$66,914	$81,747	$175,981	$224,912
Adjustments:
Amortization of deferred financing costs and pension withdrawal liability	1,846	1,479	4,984	4,402
Amortization of below/above market leases	265	367	926	1,081
Straight-line rent adjustment	330	64	1,467	225
Deferred income tax (benefit) expense	(3,020)	(6,385)	8,692	(4,567)
Stock-based compensation expense(2)	4,165	5,140	16,742	18,993
Non-real estate related depreciation and amortization	47,088	33,809	120,926	102,362
Maintenance capital expenditures(3)	(17,030)	(15,564)	(45,352)	(47,646)
Our share of reconciling items related to partially owned entities	780	24	843	232
Adjusted FFO	$101,338	$100,681	$285,209	$299,994
(1)Net income (loss) used in the calculation of the Adjusted FFO reconciliation represents Net income (loss) before the adjustment for Net income (loss) attributable to noncontrolling interests.
(2)Stock-based compensation expense excludes any non-routine stock compensation expense associated with certain employee awards, which are recognized within Transactions, strategic initiatives and other costs, net.
(3)Maintenance capital expenditures include capital expenditures made to extend the life of, and provide future economic benefit from, our existing temperature-controlled warehouse network and its existing supporting personal property and information technology.

Financial Supplement | Third Quarter 2026

Reconciliation of Net Income (Loss) to NAREIT FFO, Core FFO, and Adjusted FFO (continued)
(In thousands, except per share amounts)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
NAREIT FFO	$28,778	$43,151	$93,364	$131,593
Core FFO	$66,914	$81,747	$175,981	$224,912
Adjusted FFO	$101,338	$100,681	$285,209	$299,994

Reconciliation of weighted average shares:
Weighted average basic shares for Net income (loss) calculation	286,625	285,898	286,590	285,622
Dilutive stock options and unvested restricted stock units	1,045	91	598	182
Weighted average dilutive shares	287,670	285,989	287,188	285,804

NAREIT FFO - basic per share	$0.10	$0.15	$0.33	$0.46
NAREIT FFO - diluted per share	$0.10	$0.15	$0.33	$0.46

Core FFO - basic per share	$0.23	$0.29	$0.61	$0.79
Core FFO - diluted per share	$0.23	$0.29	$0.61	$0.79

Adjusted FFO - basic per share	$0.35	$0.35	$1.00	$1.05
Adjusted FFO - diluted per share	$0.35	$0.35	$0.99	$1.05

Financial Supplement | Third Quarter 2026

Reconciliation of Net Income (Loss) to NAREIT EBITDAre and Core EBITDA
(In thousands)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Net income (loss)(1)	$690,536	$(11,449)	$330,384	$(26,372)
Adjustments:
Depreciation and amortization	105,666	88,023	300,257	267,467
Interest expense	41,971	33,931	125,790	108,293
Income tax expense (benefit)	6,522	(6,249)	22,690	(503)
Net (gain) loss from sale of real estate	(12,126)	143	(17,647)	(11,617)
Adjustment to reflect share of EBITDAre of partially owned entities	3,389	282	4,624	2,774
Gain on contribution of real estate assets	(721,381)	—	(721,381)	—
NAREIT EBITDAre	$114,577	$104,681	$44,717	$340,042
Adjustments:
Transactions, strategic initiatives and other costs, net	32,208	29,052	81,123	77,692
Loss from investments in partially owned entities	2,398	41	3,330	1,739
Impairment of long-lived assets	4,623	77	314,195	5,303
Foreign currency exchange loss (gain)	1,570	647	(3,038)	676
Stock-based compensation expense(2)	4,165	5,140	16,742	18,993
Loss (gain) on debt extinguishment and termination of derivative instruments, net	538	—	(5,319)	—
Net loss on real estate related asset disposals	347	13	342	14
Net (gain) loss on sale of non-real estate related assets	(368)	119	(94)	90
Project Orion deferred costs amortization	2,715	8,778	7,904	15,649
Adjustment to reflect share of Core EBITDA of partially owned entities	1,473	—	1,473	—
Reduction in EBITDAre and Core EBITDA from partially owned entities	(4,862)	(282)	(6,097)	(2,774)
Gain from sale of partially owned entity	—	—	—	(2,420)
Core EBITDA	$159,384	$148,266	$455,278	$455,004
Adjustments:
Americold's share of Core EBITDA from partially owned entities	2,464	241	2,767	1,035
Adjusted Core EBITDA	$161,848	$148,507	$458,045	$456,039

Total revenues	$691,558	$663,665	$1,984,318	$1,943,393
Core EBITDA margin	23.0%	22.3%	22.9%	23.4%
(1)Net income (loss) used in the calculation of the Adjusted Core EBITDA reconciliation represents Net income (loss) before the adjustment for Net income (loss) attributable to noncontrolling interests.
(2)Stock-based compensation expense excludes any non-routine stock compensation expense associated with certain employee awards, which are recognized within Transactions, strategic initiatives and other costs, net.

Financial Supplement | Third Quarter 2026

Debt Detail and Maturities
	As of September 30, 2026
Indebtedness: (In thousands) - borrowing currency presented as applicable	Carrying Value	Contractual Interest Rate(1)	Effective Interest Rate(2)	Maturity Date(3)
Senior Unsecured Revolving Credit Facility - USD(3)	$64,000	SOFR + 0.80%	5.68%	06/2031
Senior Unsecured Revolving Credit Facility - C$32M(3)	22,487	CORRA + 0.80%	4.11%	06/2031
Senior Unsecured Revolving Credit Facility - €70.5M(3)	79,884	EURIBOR + 0.80%	4.29%	06/2031
Senior Unsecured Revolving Credit Facility - NZ$88.5M(3)	49,869	BKBM + 0.80%	4.87%	06/2031
AUD Term Loan Facility - A$230M	159,754	BBSW + 0.90%	5.58%	06/2031
Senior Unsecured Term Loan A Facility Tranche A-2 - C$350M	245,947	CORRA + 0.90%	4.39%	06/2031
Private Series B Unsecured Notes - USD	400,000	4.86%	4.92%	01/2029
Private Series C Unsecured Notes - USD	350,000	4.10%	4.15%	01/2030
Private Series D Unsecured Notes - €400M	453,247	1.62%	1.67%	01/2031
Private Series E Unsecured Notes - €350M	396,591	1.65%	1.70%	01/2033
Public 5.600% Notes - USD	400,000	5.60%	5.70%	05/2032
Public 5.409% Notes - USD	500,000	5.41%	5.51%	09/2034
Total Unsecured Debt	$3,121,779	3.98%	4.13%	5.0 years
Sale-leaseback financing obligations	40,165	10.12%
Financing lease obligations	179,645	5.25%
Total Secured Debt	$219,810	6.14%

Total Debt Outstanding	$3,341,589	4.12%
Less: unamortized deferred financing costs(4)	(15,541)
Total Book Value of Debt	$3,326,048

Rate Type:	September 30, 2026	% of Total
Fixed(5)	$2,895,324	86.6%
Variable-unhedged	446,265	13.4%
Total Debt Outstanding	$3,341,589	100%

Debt Type:	September 30, 2026	% of Total
Unsecured	$3,121,779	93.4%
Secured	219,810	6.6%
Total Debt Outstanding	$3,341,589	100%

Capitalization:	September 30, 2026
Total Debt Outstanding	$3,341,589
Less: Cash, cash equivalents and restricted cash	(35,979)
Net Debt	$3,305,610
Pro forma Core EBITDA - last twelve months(7)	$534,372
Net Debt to Pro Forma Core EBITDA	6.2x

Capitalization - Including Proportional Share of Partially Owned Entities 6):	September 30, 2026
Total Debt Outstanding	$3,611,451
Less: Cash, cash equivalents and restricted cash	(40,055)
Net Debt	$3,571,396
Pro forma Adjusted Core EBITDA - last twelve months(8)	$562,674
Net Debt to Pro Forma Adjusted Core EBITDA - Including Proportional Share of Partially Owned Entities:	6.3x

Enterprise Value:	September 30, 2026
Fully Diluted Common Stock(9)	290,862
Common Stock Share Price	$13.98
Market Value of Common Equity	$4,066,251
Net Debt	$3,305,610
Total Enterprise Value	$7,371,861
(1)As of September 30, 2026, for the Senior Unsecured Revolving Credit Facility, the daily SOFR rate was 3.87%, the daily CORRA rate was 2.30%, the one-month EURIBOR rate was 2.48%, and the one-month BKBM rate was 3.06%. As of September 30, 2026, one-month BBSW rate was 4.52% for the AUD Term Loan Facility. The C$250 million portion of the Senior Unsecured Term Loan A Facility Tranche A-2 is hedged at a rate of 4.49%. The C$100 million portion of the Senior Unsecured Term Loan A Facility Tranche A-2 is unhedged. As of September 30, 2026, the daily CORRA rate for the unhedged C$100 million portion of the Senior Unsecured Term Loan A Facility Tranche A-2 was 2.30%.
(2)All effective interest rates presented include the amortization of deferred financing costs. The C$250 million hedged portion of the Senior Unsecured Term Loan A Facility Tranche A-2 is based on the hedged rate. The effective interest rate of Total Unsecured Debt is calculated using the weighted average of the stated effective interest rates of the individual borrowings.
(3)The Senior Unsecured Revolving Credit Facility maturity date assumes two six-month extension options past the amended contractual maturity date of June of 2030. The borrowing capacity as of September 30, 2026 is $1.15 billion less $19.4 million of outstanding letters of credit. The effective interest rates shown reflect deferred financing costs allocated on a pro rata basis over the outstanding balances.
(4)Excludes unamortized deferred financing costs for the Senior Unsecured Revolving Credit Facility, which are recognized within Other assets within the Condensed Consolidated Balance Sheets.
(5)The total includes certain borrowings with a variable interest rate that have been effectively hedged through interest rate swaps.
(6)Includes the Company's $269.9 million proportionate share of debt and $4.1 million of the Company’s proportionate share of cash, cash equivalents and restricted cash, and its trailing twelve month Pro Forma Core EBITDA from its partially owned entities as of September 30, 2026.
(7)Calculated as Core EBITDA for the last twelve months inclusive of pro forma adjustments of $83.8 million. Pro Forma adjustments represent the exclusion of Core EBITDA for the last twelve months for the sites divested, exited, classified as held for sale, or contributed to the EQT JV during the twelve months ended September 30, 2026.
(8)Calculated as Pro Forma Core EBITDA for the last twelve months as described in Footnote (7), adjusted to include the Company's proportionate share of Core EBITDA from its partially owned entities for the last twelve months ended September 30, 2026.
(9)The fully diluted Common Stock presented herein is unweighted and assumes a payout at target for all unvested performance based awards.

Financial Supplement | Third Quarter 2026

Interest Expense & Debt Covenants

Interest Expense Summary
(In thousands)	Contractual Interest Rate(1)	Maturity Date(2)	Interest Expense for the Three Months Ended September 30, 2026	Interest Expense for the Nine Months Ended September 30, 2026
Senior Unsecured Revolving Credit Facility	S + 0.80%	06/2031	$5,929	$19,415
Senior Unsecured Term Loan Facilities(3)	S + 0.90%	06/2031	10,803	34,345
Private Placement Notes	Various	Various	11,964	36,177
Public 5.600% Notes	5.60%	05/2032	5,554	16,662
Public 5.409% Notes	5.41%	09/2034	6,761	20,284
Sale-leaseback financing obligations	10.12%	Various	1,027	3,131
Financing lease obligations	5.25%	Various	1,665	5,217
Interest Expense on Total Debt Outstanding			$43,703	$135,231
Capitalized interest			(3,719)	(14,640)
Amortization of deferred financing costs			1,803	4,854
Other			184	345
Total Interest Expense			$41,971	$125,790
(1)S represents multiple floating benchmark borrowing rates. Refer to our Debt Details and Maturities section of our quarterly supplement for further details on contractual interest rates.
(2)Assumes exercise of extension option under the Senior Unsecured Revolving Credit Facility. Refer to our Debt Details and Maturities section of our quarterly supplement for further details on maturity dates.
(3)The C$250 million portion of the Senior Unsecured Term Loan A Facility Tranche A-2 is hedged at a rate of 4.49%. Refer to our Debt Details and Maturities section of our quarterly supplement for further details.

Debt Covenant Performance for Public Notes as of September 30, 2026
	Required	Result
Maintenance of total unencumbered assets	≥ 150%	303%
Limitation on total debt	≤ 60%	31%
Limitation on secured debt	≤ 40%	3%
Interest coverage test	≥ 1.5x	3.7x

Financial Supplement | Third Quarter 2026

Transactions, Strategic Initiatives and Other Costs, Net
The following table includes certain corporate costs that are highly variable from period to period and will be further detailed in our Quarterly Report on Form 10-Q.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Transactions, strategic initiatives and other costs, net	(In thousands)
Acquisition and transaction related costs	$12,060	$830	$23,546	$4,175

Orion Related Costs:
Transformation related costs (non-capitalizable costs)(1)(2)	8,235	10,092	21,177	29,685
Oracle related costs (non-capitalizable costs)(1)(2)	1,784	2,867	5,857	10,212
Total Orion related costs	10,019	12,959	27,034	39,897

Held for sale, closed, and idled site costs, net, excluding severance
Lease termination fees	—	—	—	4,957
Other costs, net	7,443	4,864	15,794	10,892
Total held for sale, closed, and idled site costs, net, excluding severance	7,443	4,864	15,794	15,849

Severance and other compensation costs(2)	3,343	7,605	13,693	11,615
Cyber incident related costs, net of insurance recoveries	(813)	1,061	(636)	3,191
Other, net(2)	156	1,733	1,692	2,965
Total Transactions, strategic initiatives and other costs, net	$32,208	$29,052	$81,123	$77,692
(1)Beginning with the year ended December 31, 2025, the Company has begun presenting Orion related non-capitalizable costs separately within the table above.
(2)Certain prior period amounts have been reclassified to conform to the current period presentation.

Financial Supplement | Third Quarter 2026

Operations Overview
Global Warehouse Portfolio
The Company defines its warehouse categories as follows:
•Production Advantaged: Primarily focused on solutions for customers’ production facilities.
•Forward Distribution: Primarily focused on strategic inventory positioning close to end consumers in key metro markets.
•Retail Distribution: Primarily focused on retail support solutions serving grocery and food service customers, such as quick serve restaurants (“QSR”).
•Port: Primarily focused on import and export solutions with close proximity to port locations.
_______________________________________________
(1)Warehouse categories are determined by primary service offering at the locations.
(2)Excludes third-party managed sites, certain warehouses that are closed due to a future intention or actual exit or sale or are classified as held for sale, as well as sites contributed to the EQT JV as of August 31, 2026.

Financial Supplement | Third Quarter 2026

Fixed Commitment and Lease Maturity Schedules
The following table sets forth a summary schedule of the expirations for any defined contracts featuring fixed storage commitments and leases in effect as of September 30, 2026. Note that month to month contracts include expired contracts that are assumed to continue as month to month agreements until renewal or notice of intention to vacate.

Contract Expiration Year	Number of Contracts	Annualized Committed Rent & Storage Revenues(1)	% of Total Warehouse Segment Rent & Storage Revenues for the twelve months ended September 30, 2026(1)
(Dollars in thousands)
Month-to-Month	133	$64,269	7.1%
2026	95	47,103	5.2%
2027	158	121,442	13.4%
2028	100	129,754	14.3%
2029	26	53,269	5.9%
2030+	40	97,923	10.8%
Total	552	$513,760	56.7%
(1)Excludes revenues associated with sites that are closed due to an intention to exit, or classified as held for sale. Revenues related to sites contributed to the EQT JV have also been excluded.

The following table sets forth a summary schedule of the expirations of our facility leased warehouses and other leases pursuant to which we lease space to third parties in our warehouse portfolio, in each case, in place as of September 30, 2026. These leases had a weighted average remaining term of approximately 51 months as of September 30, 2026.

Lease Expiration Year	No. of Leases Expiring	Annualized Rent(1)(2)	% of Total Warehouse Segment Rent & Storage Revenues for the twelve months ended September 30, 2026(2)	Leased Square Footage (In thousands)
(Dollars in thousands)
Month-to-Month	5	$398	—%	23
2026	33	3,076	0.3%	230
2027	37	9,526	1.1%	540
2028	32	11,802	1.3%	1,517
2029	7	3,375	0.4%	170
2030+	21	22,756	2.5%	1,437
Total	135	$50,933	5.6%	3,917
(1)Represents monthly rental payments under the relevant leases as of September 30, 2026, multiplied by 12.
(2)Excludes revenues associated with sites that are closed due to an intention to exit, or classified as held for sale. Revenues related to sites contributed to the EQT JV have also been excluded.

Financial Supplement | Third Quarter 2026

Capital Expenditures
Maintenance Capital Expenditures are capitalized funds used to uphold and extend the useful life of assets, resulting in future economic benefits. These expenditures relate to routine and recurring maintenance that is essential to sustain current operations. This includes the cost to purchase and install, repair, or construct assets when it results in a useful life longer than one year and the cost per asset is over a de minimis threshold. Examples include roof repairs, refrigeration equipment refurbishment, racking system repairs, expenditures on material handling equipment and maintenance on existing servers.
External Growth Capital Expenditures refer to investments to expand our operations and enhance market position through mergers and acquisitions. External growth strategies rely on leveraging external assets and synergies to drive value creation and achieve strategic objectives. The Company completed the Houston acquisition on March 17, 2025 for total cash consideration of $108.4 million.
Expansion, Development, and Integration Capital Expenditures refer to investments to enhance our existing operations and increase storage capacity. Examples of capital expenditures associated with expansion and development are warehouse expansions and greenfield developments. Such capital expenditures also include integrating operational systems, rebranding, and upgrading infrastructure to our standards associated with recent mergers and acquisitions. Expansion, development, and integration capital expenditures during the nine months ended September 30, 2026 include the recently announced customer dedicated project in Plover, Wisconsin.
Organic Growth Capital Expenditures refer to investments with a focus on internal development through existing resources and capabilities. Organic growth strategies focus on utilizing internal resources and synergies to meet strategic goals. Examples of capital expenditures associated with organic growth are pallet position expansion and expansion of drop lots. Organic growth capital expenditures also include the purchase of previously leased warehouses that remain operational. On March 18, 2026, the Company completed the acquisition of a previously leased warehouse facility in Massillon, Ohio for cash consideration of $18.7 million concurrent with the signing of a triple net lease with a customer to occupy the space.
Technological Upgrades and Other Enhancements refer to investments aimed at improving our technological infrastructure, investments in hardware, software, and systems that automate processes, enhance data analytics, and improve cyber security. In addition, this category includes sustainability initiatives and other asset modernization projects such as installation of LED lighting and solar panels.
The following table sets forth our total capital expenditures for the three and nine months ended September 30, 2026 and 2025.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025(1)	2026	2025(1)
	(In thousands)
Maintenance	$17,030	$15,564	$45,352	$47,646
External growth	—	—	—	108,448
Expansion, development, and integration(1)(2)	35,050	100,903	163,245	300,258
Organic growth(1)	15,122	34,620	91,955	105,165
Technological upgrades and other enhancements(1)	10,040	8,925	50,794	20,329
Total capital expenditures(3)	$77,242	$160,012	$351,346	$581,846
(1)Certain amounts have been reclassified to conform to the current period presentation.
(2)Expansion and development capital expenditures include spend for sites in the recently completed expansion and development phase that are included in our non-same store pool, external integration capital expenditures associated with recent acquisitions in the non-same store pool, and any other expansion and development sites that are in progress that will be added to our non-same store pool when operations commence.
(3)Capital expenditures in the Condensed Consolidated Statements of Cash Flows for the nine months ended September 30, 2026 include $40.8 million of costs accrued as of December 31, 2025 and paid during the nine months ended September 30, 2026. Such expenditures exclude $26.2 million of costs accrued during the nine months ended September 30, 2026 that will be paid in a future period.

We incurred capitalized interest of $3.7 million and $9.3 million for the three months ended September 30, 2026 and 2025, respectively, and $14.6 million and $19.4 million for the nine months ended September 30, 2026 and 2025, respectively, which is included in the capital expenditures noted in the table above.

Financial Supplement | Third Quarter 2026

Expansions and Developments(5)

Expansions and Developments Completed Within the Last 36 Months and In Process
Project Vintage (Months)	Project Count	Square Feet (In millions)	Cubic Feet (In millions)	Pallet Positions (In thousands)	Cost (In millions)(1)	Remaining Spend	LTM NOI (In millions)(2)	Estimated Stabilized NOI (In millions)	Weighted Average Estimated Stabilized ROIC(3)
25-36	1	0.2	3.3	20	$47	—	$3	$5 - $6	11% - 12%
13-24	1	0.3	13.5	22	118	—	(2)	9 - 11	8% - 9%
1-12	3	0.4	14.0	51	134	2	(1)	14 - 15	10% - 11%
1-36	5	0.9	30.8	93	$299	$2	$—	$28 - $32	9% - 11%

In Process(4)	2	0.5	35.8	106	$162	$146	—	$31 - $34	10% - 11%

Total	7	1.4	66.6	199	$461	$148	$—	$59 - $66	10% - 11%

Completed Projects by Q3 2026 Same Store Pool
	Project Count	LTM NOI
Same Store Warehouse	1	$3
Non-Same Store Warehouse	4	$(3)
Total	5	$—
(1)Cost represents costs incurred as of September 30, 2026, inclusive of capitalized internal labor, travel, and interest.
(2)Defined as last twelve months of revenues less cost of operations excluding any Joint venture related management fee and reimbursed costs, Joint venture related reimbursed costs, Depreciation and amortization, corporate-level Selling, general, and administrative; Transactions, strategic initiatives and other costs, net, Impairment of long-lived assets, Net (gain) loss from sale of real estate, Gain on contribution of real estate assets, and all components of Other (expense) income.
(3)Defined as stabilized net operating income divided by total cost, with each facility's ROIC weighted based on its proportionate share of total cost.
(4)Includes 2 sites that are in the development and expansion phase that will be added to the non-same store pool when operations commence.
(5)This table has been adjusted to remove any recently completed expansions and developments contributed to the EQT JV on August 31, 2026.

Financial Supplement | Third Quarter 2026

Other Supplemental Information
Historical Performance Trend - The following table reflects the actual results of our 2026 same store and non-same store pools, recast for the formation of the EQT JV, in USD, for the respective periods.

(Dollars in thousands)(1)	Q3 2026	Q2 2026	Q1 2026	Q4 2025	Q3 2025	Q2 2025	Q1 2025
Number of same store warehouses(2)	194	194	194	194	194	194	194
Same store revenues(3):
Rent and storage	$221,823	$212,981	$207,924	$213,527	$214,073	$211,680	$208,797
Warehouse services(4)	324,518	304,162	290,154	304,377	302,938	290,482	282,065
Total same store revenues	$546,341	$517,143	$498,078	$517,904	$517,011	$502,162	$490,862
Same store cost of operations(3)(4):
Power	39,151	33,007	29,060	28,854	34,643	29,631	26,574
Other facilities costs	53,308	51,498	51,775	52,850	49,932	50,761	50,776
Labor	229,589	220,881	218,012	215,120	219,060	212,537	209,498
Other services costs	43,360	41,198	36,679	43,163	42,672	36,803	36,544
Total same store cost of operations	$365,408	$346,584	$335,526	$339,987	$346,307	$329,732	$323,392

Same store contribution (NOI)	$180,933	$170,559	$162,552	$177,917	$170,704	$172,430	$167,470
Same store rent and storage contribution (NOI)(5)	$129,364	$128,476	$127,089	$131,823	$129,498	$131,288	$131,447
Same store services contribution (NOI)(6)	$51,569	$42,083	$35,463	$46,094	$41,206	$41,142	$36,023

Same store margin	33.1%	33.0%	32.6%	34.4%	33.0%	34.3%	34.1%
Same store rent and storage margin(7)	58.3%	60.3%	61.1%	61.7%	60.5%	62.0%	63.0%
Same store services margin(8)	15.9%	13.8%	12.2%	15.1%	13.6%	14.2%	12.8%

Same store rent and storage metrics:
Economic occupancy
Average economic occupied pallets(9)	3,524	3,447	3,471	3,596	3,453	3,465	3,532
Economic occupancy percentage(9)	78.5%	76.9%	77.4%	79.8%	76.4%	76.6%	77.8%
Same store rent and storage revenues per average economic occupied pallet	$62.95	$61.79	$59.90	$59.38	$62.00	$61.09	$59.12

Physical occupancy
Average physical occupied pallets(10)	3,145	3,067	2,985	3,096	2,953	2,948	3,015
Average physical pallet positions(10)	4,490	4,480	4,483	4,508	4,517	4,522	4,537
Physical occupancy percentage(10)	70.0%	68.5%	66.6%	68.7%	65.4%	65.2%	66.5%
Same store rent and storage revenues per average physical occupied pallet	$70.53	$69.44	$69.66	$68.97	$72.49	$71.80	$69.25

Same store services metrics:
Throughput pallets	8,243	7,891	7,727	7,909	7,916	7,777	7,755
Same store warehouse services revenues per throughput pallet	$39.37	$38.55	$37.55	$38.48	$38.27	$37.35	$36.37

Total non-same store results(3):
Non-same store revenues	$23,020	$24,837	$22,247	$36,974	$40,219	$40,928	$38,675
Non-same store cost of operations	$21,445	$22,302	$23,422	$29,514	$39,188	$37,876	$32,096
Non-same store contribution (NOI)	$1,575	$2,535	$(1,175)	$7,460	$1,031	$3,052	$6,579

Joint venture results(11):
Joint venture revenues	$46,922	$61,593	$57,588	$55,278	$58,592	$59,561	$55,450
Joint venture cost of operations	$25,214	$32,952	$32,259	$31,315	$33,035	$32,128	$30,906
Joint venture contribution (NOI)	$21,708	$28,641	$25,329	$23,963	$25,557	$27,433	$24,544
(1)Total amounts in the table above and year to date calculations may not be calculated exactly due to rounding.
(2)Sites are removed from the site count if the executive leadership team has approved the exit and the site is vacant as of period end or if the site is held for sale.
(3)Rent, storage, and warehouse services revenues do not include the financial results of certain warehouses that are classified as held for sale. Rent, storage, and warehouse services cost of operations do not include the financial results of certain warehouses that are considered held for sale, idle, or closed due to an intention to exit. The operational results for these sites are recognized within Transactions, strategic initiatives and other costs, net.
(4)Prior period Warehouse segment financial results and related metrics have been recast to include the Company’s former Third-Party Managed reportable segment. The former Third-Party Managed services revenues are now included within Warehouse services revenues.
(5)Calculated as same store rent and storage revenues less same store power and other facilities costs.
(6)Calculated as same store warehouse services revenues less same store labor and other services costs.
(7)Calculated as same store rent and storage contribution (NOI) divided by same store rent and storage revenues.
(8)Calculated as same store services contribution (NOI) divided by same store services revenues.
(9)We define average economic occupied pallets as the sum of the average number of physically occupied pallets and otherwise contractually committed pallets for a given period, without duplication. Economic occupancy percentage is calculated by dividing the average economic occupied pallets by the estimated average of total physical pallet positions in our warehouses, regardless of whether they are occupied, for the applicable period.
(10)We define average physical occupied pallets as the average number of physically occupied pallet positions in our warehouses for the applicable period. Average physical pallet positions is defined as the average number of estimated pallet positions available for storage (also referred to as pallet capacity) within our warehouses for the applicable period. Physical occupancy percentage is calculated by dividing the average number of physically occupied pallets by the estimated average of total physical pallet positions in our warehouses for the applicable period.
(11)Represents the operational results of the EQT JV sites prior to contribution on August 31, 2026.

Financial Supplement | Third Quarter 2026

Unconsolidated Joint Venture (Investments in Partially Owned Entities)
As of September 30, 2026, the Company owned a 49% equity share in the Dubai-based RSA joint venture. The debt of our unconsolidated joint venture is non-recourse to us, except for customary exceptions pertaining to such matters as intentional misuse of funds, environmental conditions and material misrepresentations.

RSA

	Three Months Ended		Nine Months Ended
Summary Statement of Operations - at the JV’s 100% share in AED	September 30, 2026	September 30, 2025	September 30, 2026	September 30, 2025
(In thousands)
Revenues	14,121	7,797	41,374	23,168

Cost of operations	12,261	6,249	37,832	18,280
Depreciation & amortization	2,617	1,741	7,465	3,538
Total operating expenses	14,878	7,990	45,297	21,818
Operating (loss) income	(757)	(193)	(3,923)	1,350

Interest expense	(2,274)	(740)	(6,728)	(2,070)
Total non-operating expenses	(2,274)	(740)	(6,728)	(2,070)
Net loss	(3,031)	(933)	(10,651)	(720)

Americold’s ownership percentage	49%	49%	49%	49%

AED/USD average rate	0.2723	0.2723	0.2723	0.2723
Americold’s pro rata share of NOI in USD	$248	$207	$473	$652
Americold’s pro rata share of Net loss in USD	$(404)	$(124)	$(1,421)	$(96)
Americold’s pro rata share of Core FFO in USD	$(291)	$68	$(656)	$296
Americold’s pro rata share of Adjusted FFO in USD	$(203)	$102	$(481)	$346
Americold’s pro rata share of Core EBITDA in USD	$120	$241	$423	$659

Financial Supplement | Third Quarter 2026

Unconsolidated Joint Venture (Investments in Partially Owned Entities)
As of September 30, 2026, the Company owned a 30% equity share in Americold-EQT Cold Storage Partnership, LLC (the "EQT JV"), which owns and operates 12 temperature-controlled warehouse facilities in North America.

EQT JV

	Three Months Ended	Nine Months Ended
Summary Statement of Operations - at the JV’s 100% share in USD	September 30, 2026	September 30, 2026
(In thousands)
Rent and storage	$9,437	$9,437
Warehouse services	11,293	11,293
Total revenues	20,730	20,730

Operations reimbursement expense	11,455	11,455
Management fee expense	1,461	1,461
Depreciation and amortization	4,461	4,461
Total operating expenses	17,377	17,377
Operating income	3,353	3,353

Interest expense	(4,656)	(4,656)
Other expense	(4,911)	(4,911)
Non-operating expenses	(9,567)	(9,567)
Net loss	$(6,214)	$(6,214)

Americold’s ownership percentage	30%	30%

Americold’s pro rata share of NOI	$2,344	$2,344
Americold’s pro rata share of Net loss	$(1,864)	$(1,864)
Americold’s pro rata share of Core FFO	$268	$268
Americold’s pro rata share of Adjusted FFO	$947	$947
Americold’s pro rata share of Core EBITDA	$2,344	$2,344

Financial Supplement | Third Quarter 2026

Reconciliations, Notes, and Definitions

Revenues and Contribution (NOI) by Segment
(In thousands)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Segment revenues:
Same Store Warehouse	$546,341	$517,011	$1,561,562	$1,510,035
Non-Same Store Warehouse	23,020	40,219	70,104	119,822
Sites Contributed to Partially Owned Entities(2)	46,922	58,592	166,103	173,603
Warehouse(1)	616,283	615,822	1,797,769	1,803,460
Transportation	62,217	47,843	173,491	139,933
Total Segment revenues	678,500	663,665	1,971,260	1,943,393

Segment costs of operations:
Same Store Warehouse	365,408	346,307	1,047,518	999,431
Non-Same Store Warehouse	21,445	39,188	67,169	109,160
Sites Contributed to Partially Owned Entities(2)	25,214	33,035	90,425	96,069
Warehouse(1)	412,067	418,530	1,205,112	1,204,660
Transportation	52,750	40,107	144,269	116,201
Total Segment Costs of Operations	464,817	458,637	1,349,381	1,320,861

Segment Contribution:
Same Store Warehouse	180,933	170,704	514,044	510,604
Non-Same Store Warehouse	1,575	1,031	2,935	10,662
Sites Contributed to Partially Owned Entities(2)	21,708	25,557	75,678	77,534
Warehouse(1)	204,216	197,292	592,657	598,800
Transportation	9,467	7,736	29,222	23,732
Total Segment Contribution	213,683	205,028	621,879	622,532

Reconciling items:
Joint venture related management fee and reimbursed costs	13,058	—	13,058	—
Joint venture related reimbursed costs	(11,597)	—	(11,597)	—
Depreciation and amortization expense	(105,666)	(88,023)	(300,257)	(267,467)
Selling, general, and administrative expense	(63,487)	(70,982)	(197,670)	(207,124)
Transactions, strategic initiatives and other costs, net	(32,208)	(29,052)	(81,123)	(77,692)
Impairment of long-lived assets	(4,623)	(77)	(314,195)	(5,303)
Net gain (loss) from sale of real estate	12,126	(143)	17,647	11,617
Gain on contribution of real estate assets	721,381	—	721,381	—
Interest expense	(41,971)	(33,931)	(125,790)	(108,293)
Loss from investments in partially owned entities	(2,398)	(41)	(3,330)	(1,739)
Other, net	(1,240)	(477)	13,071	6,594
Income (loss) before income taxes	$697,058	$(17,698)	$353,074	$(26,875)
(1)As of January 1, 2026, the Company's former Third-Party Managed reportable segment has been included in the Warehouse reportable segment. All prior period comparative financial information has been recast to reflect the revised segment structure.
(2) These amounts represent the results of sites contributed to the EQT JV upon formation on August 31, 2026.

Financial Supplement | Third Quarter 2026

Notes and Definitions
We use the following non-GAAP financial measures as supplemental performance measures of our business: NAREIT FFO, Core FFO, Adjusted FFO, NAREIT EBITDAre, Core EBITDA, Adjusted Core EBITDA, Core EBITDA margin, Net Debt to Pro Forma Core EBITDA, Net Debt to Pro Forma Core EBITDA - including our proportional share of the partially owned entities, segment contribution (NOI) and margin, same store revenues and NOI, certain constant currency metrics, total enterprise value, and maintenance capital expenditures.

We calculate NAREIT funds from operations, or NAREIT FFO, in accordance with the standards established by the Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT. NAREIT defines FFO as net income or loss determined in accordance with U.S. GAAP, excluding gains or losses from sales of previously depreciated operating real estate and real estate related assets, adjusted for specified non-cash items, such as real estate asset depreciation and amortization, and impairment charges on real estate related assets. We then further adjust for our share of reconciling items for partially owned entities and any Gain on contribution of real estate assets, net of tax. We believe that NAREIT FFO is helpful to investors as a supplemental performance measure because it excludes the effect of real estate related depreciation, amortization and gains or losses from sales of real estate or real estate related assets, all of which are based on historical costs, which implicitly assumes that the value of real estate diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, NAREIT FFO can facilitate comparisons of operating performance between periods and among other equity REITs.

We calculate core funds from operations, or Core FFO, as NAREIT FFO adjusted for the effects of extraordinary items as defined under U.S. GAAP including Net (gain) loss on sale of non-real estate related assets; Transactions, strategic initiatives and other costs, net; Impairment of long-lived assets (excluding certain real estate related assets); Loss (gain) on debt extinguishment and termination of derivative instruments, net; Foreign currency exchange loss (gain); Project Orion deferred costs amortization; Our share of reconciling items related to partially owned entities; and Gain from sale of partially owned entity. We believe that Core FFO is helpful to investors as a supplemental performance measure because it excludes the effects of certain items which can create significant earnings volatility, but which do not directly relate to our core business operations. We believe Core FFO can facilitate comparisons of operating performance between periods, while also providing a more meaningful predictor of future earnings potential.

However, because NAREIT FFO and Core FFO add back real estate depreciation and amortization and do not capture the level of maintenance capital expenditures necessary to maintain the operating performance of our properties, both of which have material economic impacts on our results from operations, we believe the utility of NAREIT FFO and Core FFO measures of our performance may be limited.
We calculate adjusted funds from operations, or Adjusted FFO, as Core FFO adjusted for the effects of Amortization of deferred financing costs and pension withdrawal liability; Amortization of below/above market leases; Straight-line rent adjustment; Deferred income tax (benefit) expense; Stock-based compensation expense; Non-real estate related depreciation and amortization; Maintenance capital expenditures; and Our share of reconciling items related to partially owned entities. We believe that Adjusted FFO is helpful to investors as a meaningful supplemental comparative performance measure of our ability to make incremental capital investments in our business and to assess our ability to fund distribution requirements from our operating activities.

NAREIT FFO, Core FFO and Adjusted FFO are used by management, investors and industry analysts as supplemental measures of operating performance of equity REITs. NAREIT FFO, Core FFO and Adjusted FFO should be evaluated along with U.S. GAAP Net income (loss) and Net income (loss) per common share - diluted (the most directly comparable U.S. GAAP measures) in evaluating our operating performance. NAREIT FFO, Core FFO and Adjusted FFO do not represent net income or cash flows from operating activities in accordance with U.S. GAAP and are not indicative of our results of operations or cash flows from operating activities as disclosed in our Condensed Consolidated Statements of Operations (Unaudited) and Condensed Consolidated Statements of Cash Flows (Unaudited) included in our quarterly and annual reports. NAREIT FFO, Core FFO and Adjusted FFO should be considered as supplements, but not alternatives, to our Net income (loss) or Net cash provided by operating activities as indicators of our operating performance. Moreover, other REITs may not calculate FFO in accordance with the NAREIT definition or may interpret the NAREIT definition differently than we do. Accordingly, our NAREIT FFO may not be comparable to FFO as calculated by other REITs. In addition, there is no industry definition of Core FFO or Adjusted FFO and, as a result, other REITs may also calculate Core FFO or Adjusted FFO, or other similarly-captioned metrics, in a manner different than we do. We reconcile NAREIT FFO, Core FFO and Adjusted FFO to Net income (loss), which is the most directly comparable financial measure calculated in accordance with U.S. GAAP.

We calculate NAREIT EBITDA for Real Estate, or NAREIT EBITDAre, in accordance with the standards established by the Board of Governors of NAREIT, defined as Net income (loss) before Depreciation and amortization; Interest expense; Income tax expense (benefit); Net (gain) loss from sale of real estate; Adjustment to reflect share of EBITDAre of partially owned entities; and Gain on contribution of real estate assets. NAREIT EBITDAre is a measure commonly used in our industry, and we present NAREIT EBITDAre to enhance investor understanding of our operating performance. We believe that NAREIT EBITDAre provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and useful life of related assets among otherwise comparable companies.
We also calculate our Core EBITDA as NAREIT EBITDAre further adjusted for Transactions, strategic initiatives and other costs, net; Loss from investments in partially owned entities; Impairment of long-lived assets; Foreign currency exchange loss (gain); Stock-based compensation expense; Loss (gain) on debt extinguishment and termination of derivative instruments, net; Net loss on real estate related asset disposals; Net (gain) loss on sale of non-real estate related assets; Project Orion deferred costs amortization; Adjustment to reflect share of Core EBITDA of partially owned entities; Reduction in EBITDAre and Core EBITDA from partially owned entities; and Gain from sale of partially owned entity. We believe that the presentation of Core EBITDA provides a measurement of our operations that is meaningful to investors because it excludes the effects of certain items that are otherwise included in NAREIT EBITDAre but which we do not believe are indicative of our core business operations. We also calculate our Adjusted Core EBITDA as Core EBITDA further adjusted for Americold's share of Core EBITDA from partially owned entities. We calculate Core EBITDA margin as Core EBITDA divided by Total revenues. We believe Core EBITDA margin is helpful to investors as a supplemental measure of operating efficiency because it measures the portion of each dollar of revenue converted to Core EBITDA, which facilitates comparisons of our operating performance between periods. NAREIT EBITDAre, Core EBITDA, and Adjusted Core EBITDA are not measurements of financial performance or liquidity under U.S. GAAP, and our NAREIT EBITDAre, Core EBITDA and Adjusted Core EBITDA may not be comparable to similarly titled measures of other companies. You should not consider our NAREIT EBITDAre, Core EBITDA, and Adjusted Core EBITDA as alternatives to Net income (loss) or Net cash provided by operating activities determined in accordance with U.S. GAAP. Our calculations of NAREIT EBITDAre, Core EBITDA and Adjusted Core EBITDA have limitations as analytical tools, including:

•these measures do not reflect our historical or future cash requirements for maintenance capital expenditures or growth and expansion capital expenditures;
•these measures do not reflect changes in, or cash requirements for, our working capital needs;
•these measures do not reflect the interest expense, or the cash requirements necessary to service interest or principal payments, on our indebtedness;
•these measures do not reflect our tax expense or the cash requirements to pay our taxes; and
•although depreciation and amortization are non-cash charges, the assets being depreciated will often have to be replaced in the future and these measures do not reflect any cash requirements for such replacements.

Financial Supplement | Third Quarter 2026

Net debt is calculated using total debt outstanding less cash, cash equivalents, and restricted cash. Net debt to pro forma Core EBITDA is calculated using total debt outstanding less cash, cash equivalents, and restricted cash divided by pro forma and/or Core EBITDA. If applicable, we calculate pro forma Core EBITDA as Core EBITDA further adjusted for acquisitions, divestitures, exited properties, properties classified as held for sale, and properties contributed to the EQT joint venture. The pro forma adjustment for acquisitions reflects the Core EBITDA for the period of time prior to acquisition. For purposes of the Net Debt to Pro Forma Adjusted Core EBITDA - Including Proportional Share of Partially Owned Entities, net debt and pro forma Core EBITDA are further adjusted to reflect the Company's proportionate share of net debt and Core EBITDA from its partially owned entities.
NOI is calculated as Net income (loss) before Interest expense, Income tax (expense) benefit, Depreciation and amortization, and excluding corporate Selling, general, and administrative expense; Impairment of long-lived assets; Transactions, strategic initiatives and other costs, net; Net (gain) loss from sale of real estate; Joint venture related management fee and reimbursed costs; Joint venture related reimbursed costs; Gain on contribution of real estate assetsand all components of non-operating other income and expense. Management believes that this is a helpful metric to measure period to period operating performance of the business.

We define our “same store” population once annually at the beginning of the current calendar year. Our population includes properties owned or leased for the entirety of two comparable periods with at least twelve consecutive months of normalized operations prior to January 1 of the current calendar year. We define “normalized operations” as properties that have been open for operation or lease, after development, expansion, or significant modification (e.g., rehabilitation subsequent to a natural disaster). Acquired properties are included in the “same store” population if owned by us as of the first business day of the prior calendar year (e.g. January 1, 2025) and are still owned by us as of the end of the current reporting period, unless the property is under development. The “same store” pool is also adjusted to remove properties that are being exited (e.g. non-renewal of warehouse lease or held for sale to third parties), were sold, or entered development subsequent to the beginning of the current calendar year. Changes in ownership structure (e.g., purchase of a previously leased warehouse) do not result in a facility being excluded from the same store population as management believes that actively managing its real estate is normal course of operations. However, the sites contributed upon formation of the EQT JV have been excluded from both the same store and non-same store results. Additionally, management classifies new developments (both conventional and automated facilities) as a component of the same store pool once the facility is considered fully operational and both inbounding and outbounding product for at least twelve consecutive months prior to January 1 of the current calendar year.

We calculate “same store revenues” as revenues for the same store population. We calculate “same store contribution (NOI)” as revenues for the same store population less its cost of operations (excluding any Depreciation and amortization, Impairment of long-lived assets, Selling, general, and administrative, Transactions, strategic initiatives and other costs, net, and Net (gain) loss from sale of real estate) and all components of non-operating other income and expense. In order to derive an appropriate measure of period-to-period operating performance, we also calculate our “same store contribution (NOI)” on a constant currency basis to remove the effects of foreign currency exchange rate movements by using the comparable prior period exchange rate to translate from local currency into U.S. dollars for both periods. We evaluate the performance of the warehouses we own or lease using a “same store” analysis, and we believe that “same store contribution (NOI)” is helpful to investors as a supplemental performance measure because it includes the operating performance from the population of properties that is consistent from period to period and also on a constant currency basis, thereby eliminating the effects of changes in the composition of our warehouse portfolio and currency fluctuations on performance measures. “Same store contribution (NOI)” is not a measurement of financial performance under U.S. GAAP. In addition, other companies providing temperature-controlled warehouse storage and handling and other warehouse services may not define same store or calculate “same store contribution (NOI)” in a manner consistent with our definition or calculation. “same store contribution (NOI)” should be considered as a supplement, but not as an alternative, to our results calculated in accordance with U.S. GAAP.
We calculate “total enterprise value” as the sum of net debt and our equity capitalization based on the fully diluted unweighted common stock outstanding and the related common stock share price as of September 30, 2026.

We define “maintenance capital expenditures” as capital expenditures made to extend the life of, and provide future economic benefit from, our existing temperature-controlled warehouse network and its existing supporting personal property and information technology. Maintenance capital expenditures do not include acquisition costs contemplated when underwriting the purchase of a building or costs which are incurred to bring a building up to Americold’s operating standards.
We are not able to provide forward-looking guidance for certain financial data that would make a reconciliation from the most comparable GAAP measure to the non-GAAP financial measure for forward-looking Warehouse Segment Same Store Revenues and NOI, Total Company NOI, Core EBITDA, and Adjusted FFO per share without unreasonable effort. This is due to the unpredictable nature of relevant reconciling items from factors such as acquisitions, divestitures, impairments, natural disaster events, restructurings, debt issuances that have not yet occurred, or other events that are out of our control and cannot be forecasted. The impact of such adjustments could be significant.

All quarterly amounts and non-GAAP disclosures within this filing shall be deemed unaudited.